DATED April 4, 2008

(1) BARRY HATCH and IAN STEWART (2) GREEN SCREEN INTERACTIVE SOFTWARE LLC
AGREEMENT relating to the sale and purchase of the entire issued share capital of Zoo Digital Publishing Limited
HARBOTTLE & LEWIS LLP Hanover House 14 Hanover Square London W1S 1HP

TABLE OF CONTENTS

1.	Definitions and Interpretation	1

2.	Sale and Purchase of the Sale Shares	9

3.	Consideration	9

4.	Net Working Capital Determination	10

5.	Prior to Completion	12

6.	Completion	13

7.	Warranties	15

8.	Indemnities	16

9.	Set Off	16

10.	Restrictive Covenants	18

11.	Confidential Information	19

12.	Notices	20

13.	Business Information	21

14.	General	21

15.	Tax on Warranty Payments	22

16.	Costs and Expenses	23

THIS AGREEMENT is made on the   4th          day of   April,    2008.

BETWEEN:

(1)	BARRY HATCH of 37 Twentywell View, Bradway, Sheffield, South Yorkshire S17 4PX (“Mr Hatch”); and

IAN CLIFFORD STEWART of Osborn House, Padley Hill, Grindleford, Hope Valley, Derbyshire S32 2HQ (“Mr Stewart”)

(together, the “Sellers” and each a“Seller”); and

(2)	GREEN SCREEN INTERACTIVE SOFTWARE LLC of 575 Broadway NY, New York 10012 (the “Buyer”).

WHEREAS

(A)
Zoo Digital Publishing Limited (the “Company”) is a limited liability company with registered number 5701472 which was incorporated in England and Wales on 7 February 2006. The Company has an authorised share capital of 100 Ordinary Shares of £1 each of which 100 have been issued and are fully paid. Further details of the Company are set out in Part 1 of Schedule 1 of this Agreement.

(B)	The Sellers are the sole legal and beneficial owners of the entire issued share capital of the Company.

(C)	The Sellers have agreed to sell and the Buyer has agreed to purchase the entire issued share capital of the Company (the “Sale Shares”) on the terms and conditions set out in this Agreement.

NOW IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement the following words and expressions shall have the following meanings:

“Acts”	means the Companies Act 1985 and the Companies Act 2006 together, as in force from time to time;

“Accounts”	means the unaudited abbreviated accounts of the Company for the financial year ended on the Accounts Date including all documents required by law to be annexed to them;

“Accounts Date”	means 31 March 2007;

“Auditors”	means PKF (UK) LLP who shall be appointed as auditors of the Company at Completion;

“Bad Leaver”
means a Seller ceasing to be employed by the Company to perform the duties referred to in his Service Agreement as a result of: (a) the resignation of a Seller (other than a Seller resigning as a result of his ill health provided that the Buyer is reasonably satisfied that such ill health will render such Seller incapable of performing the duties referred to in his Service Agreement); or (b) termination of the Service Agreement by the Company as a result of conviction (or pleading guilty) of a Seller of any crime or offence involving money or fraud or other property of the Company or of any criminal offence other than a motoring offence; or (c) for any reason where such Seller is in breach of his obligations pursuant to clause 10.1 of this Agreement; or (d) a material breach by a Seller of a material term, covenant or condition of this Agreement or his Service Agreement which, if capable of remedy, has not been remedied to the reasonable satisfaction of the Buyer within twenty-one days of written notice specifying such breach having been delivered by or on behalf of the Buyer to the relevant Seller; or (e) a Seller’s dishonesty or gross negligence; or (f) a material breach by a Seller of any material obligation to the Company including, without limitation, a breach of a fiduciary duty to the Company; or (g) misappropriation of any material asset or material opportunity of the Company by or on behalf of a Seller;

“Bank of Scotland”	means the Governor and Company of the Bank of Scotland;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business in the City of London;

“Business Intellectual Property”	shall have the meaning given to that phrase in Paragraph 16.1 of Schedule 2;

“Buyer’s Group”
any of the following from time to time: the Buyer, its subsidiaries and subsidiary undertakings (including the Company) and any holding company or parent undertaking of the Buyer and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Buyer and “member of the Buyer’s Group” will be construed accordingly;

“Buyer’s Operating Agreement” “Buyer’s Solicitors”	means the shareholders agreement relating to the Buyer; means Harbottle & Lewis LLP of Hanover House, 14 Hanover Square, London W1S 1HP;

“Buyer’s Solicitors Bank Account”	means the client account of the Buyer’s Solicitors being that held with NatWest Bank, North Audley Street, London W1A 2DG, Account Number 12465186, Sort Code 50-41-06;

“Cash Consideration”	means the consideration of USD $1,000,000 (subject to deduction in accordance with Clause 3.3) to be paid in cash by the Buyer to the Sellers on 30 April 2008 subject to Clause 5.6;

“Claim”	means a claim by the Buyer against the Sellers for a breach of a Warranty or pursuant to the Tax Covenant;

“Completion”	means the completion of the performance by the parties of their respective obligations set out in Clause 6;

“Confidential Information”
means all information (whether oral or written) acquired by a party (whether before or after the date of this Agreement and whether directly or indirectly) as a result of negotiating, entering into or performing this Agreement which relates to (a) in the case of information acquired by the Buyer, the affairs or business of the Sellers which is not related to the affairs or businesses of the Company or its products, operations or Know-How; and (b) in the case of information acquired by the Sellers, the affairs or business of the Buyer;

“Consideration”	shall have the meaning given to that phrase in Clause 3;

“Consideration Shares”	means 225,000 common units of the Buyer to be issued to the Sellers on Completion;

“Current Assets”	means the following assets of the Company: (a) cash; (b) marketable securities; (c) trade debtors; (d) current prepayments; and (e) stock;

“Current Liabilities”
means the following liabilities of the Company:

(a)         trade creditors;

(b)         accrued expenses;

(c)        amounts outstanding pursuant to the Company’s overdraft facility with Bank of Scotland; and

(d)         amounts due from the Company pursuant to the invoice discounting facility with Bank of Scotland;

“Data Protection Legislation”	shall have the meaning given to that phrase in Paragraph 17.1(e) of Schedule 2;

“Deferred Payments”	means any Earn-out Payment and the Third Anniversary Payment;

“Directors Personal Guarantees”	means the personal guarantees of the obligations of the Company given to the Bank of Scotland by Mr Stewart;

“Director’s Loan”	means the sum of £324,950 which is, at Completion, owed by the Company to the Trust;

“Disclosed”	means fairly disclosed to the Buyer in the Disclosure Letter in sufficient detail to enable the Buyer to assess the impact of the relevant fact, matter or circumstance being disclosed;

“Disclosure Letter”	means the letter of today’s date from the Sellers to the Buyer (together with any attachments) disclosing information relating to the Warranties;

“Due Proportion”	means the proportion’s shown in Part 2 of Schedule 1 being the respective proportions in which the Sale Shares are held by the Sellers;

“Earn Out Payment”	means any payment made by the Buyer to the Sellers in Due Proportion in accordance with Clause 3.6 and Schedule 3;

“Encumbrance”
means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“Financial Year”	in relation to a company, has the meaning given in section 223 of the Companies Act 1985;

“Games”
means the games listed in Schedule 5 and all other video, mobile and computer games and all other interactive entertainment software products made in whole or part by, for and on behalf of, the Company or otherwise assigned to the Company or in respect of which the Company has rights;

“Initial Consideration”	means the Cash Consideration, the Loan Notes and the Consideration Shares;

“Intellectual Property”
means any and all intellectual property rights or analogous intangible rights including all patents, trade marks, service marks, business names, trade names, domain names, logos and get-up, emblems, registered designs, unregistered designs, copyright, rights relating to layout, design graphics, and text, rights relating to look and feel and formulas and rights to any underlying source code and object code, all database rights, software programmes and source codes, and other forms of intellectual or industrial property (whether or not registered or registerable and for the full period thereof and all extensions and renewals thereof and applications for registration of or otherwise in connection with the foregoing), Know-How, inventions, confidential or secret processes and information (in each case in any part of the world), unfair competition rights and rights to sue for passing off or past infringements, rights under licences, consents, order, statutes or otherwise in respect of any rights of the nature specified above and rights of the same or similar effect or nature as the foregoing in any jurisdiction;

“Key Person”
means in respect of each Seller, the other Seller and any other person with whom the relevant Seller has personally dealt at any time during the period of 12 months prior to the date of this Agreement and who is at the date of this Agreement employed or engaged as an employee, director or consultant of the Company in the capacity of manager, executive or any creative capacity and who is in possession of confidential and/or commercially sensitive information relating to the Company and/or its activities or whose departure would materially damage the Company;

“Know-How”
means all information not publicly known which is owned and/or used by the Company in connection with its business existing in any form (including paper, electronically stored data, magnetic media, film and microfilm);

“Lease”	means the lease dated 1 February 2007 between (1) Paul Andrew Williams and Clare Marie Williams T/A Tower Investments and (2) the Company in respect of Ground Floor Offices, Arundel Court, Sheffield

“Leaver” “Liabilities”
means a Seller ceasing to be employed by the Company by reason of him being a Bad Leaver;

means all liabilities, duties, commitments and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as a principal or surety;

“Licensed IP”	means all Intellectual Property owned by a third party and that is used by or licensed to the Company at the date of this Agreement;

“Loan Notes”	means the loan notes in the agreed form in the aggregate nominal amount of USD$2,500,000 to be issued by the Buyer to the Sellers pursuant to the Loan Note Instrument in accordance with Clause 3.2;

“Loan Note Instrument”	means the loan note instrument in the agreed form constituting the Loan Notes;

“Management Accounts”
means the unaudited balance sheet and profit and loss account of the Company in respect of the period from the Accounts Date to 29 February 2008 and all reports, notes and documents attached to such accounts;

“March Figures” “Net Working Capital”	means the preliminary gross sales figures of the Company in respect of the period up to 31 March 2008; means the sum of Current Assets minus the sum of Current Liabilities;

“Owned IP”	means all Intellectual Property owned by the Company as at the date of this Agreement;

“Property”	means the office premises at Ground Floor, Arundel Court, Sheffield occupied by the Company under the terms of the Lease;

“Restricted Business”	means the business of the publishing, distribution and/or development of interactive entertainment products;

“Restricted Customers”
means in respect of each Seller any person who, during the period of 12 months ending on the date of Completion, is or was a customer or distributor of or in the habit of dealing with the Company or with whom the Company was involved in negotiations with a view to such person becoming a customer or distributor and in each case with whom the relevant Seller has had material contact;

“Restricted Supplier”
means in respect of each Seller any person who, during the period of 12 months ending on the date of Completion was a supplier or licensor of goods or services and/or rights to the Company or with whom the Company was involved in negotiations with a view to such person becoming a supplier or licensor of the Company and in each case with whom the relevant Seller has had material contact;

“Restricted Territory”
means the United Kingdom and the United States of America and any other country, state or area in which the Company is operating or planning to operate any Restricted Business at the date of this Agreement. A Restricted Business will be operating within a Restricted Territory if either any such Restricted Business is located or to be located within a Restricted Territory or it is conducted or to be conducted wholly or partly within a Restricted Territory;

“Sellers’ Solicitors”	means Halliwells LLP of City Plaza, Pinfold Street, Sheffield S1 2GU;

“Sellers’ Solicitors Bank Account”	means the client account of the Sellers’ Solicitors being RBS Sort Code 16-00-01 Account No. 12661336 Branch RBS, Mosley St, Manchester;

“Service Agreements”	means the service agreements in the agreed form to be entered into between each of the Sellers and the Company on Completion;

“Service Providers”	shall have the meaning given to that phrase in Paragraph 12 of Schedule 2;

“tax”	shall have the meaning given in the Tax Covenant;

“tax authority”	shall have the meaning given in the Tax Covenant;

“Tax Covenant”	means the tax covenant set out in Schedule 4;

“Third Anniversary Payment”	means the cash payments of USD $500,000 payable to each of the Sellers on the third anniversary of Completion in accordance with Schedule 3;

“Transaction Documents”
means this Agreement, the Disclosure Letter, the Service Agreements, the Loan Notes, the Loan Note Instrument and any other document entered into by either party pursuant to or as anticipated by or in connection with the terms of this Agreement; and

“Trust”	means the I.C Stewart 2001 Trust;

“Warranties”	means the warranties given by the Sellers referred to in Clause 7 and set out in Schedule 2 and “Warranty” means any one of them.

1.2	In this Agreement, unless otherwise specified, references to:

(a)
any statute or statutory provision are to that statute or statutory provision as from time to time amended extended or re-enacted and any subordinate legislation made under it, provided that as between the parties no such amendment extension, re-enactment or subordinate legislation after the date of this Agreement shall apply to the extent that it creates, extends or increases any liability of any of the parties to this Agreement;

(b)	a “person” includes any individual, company, firm, corporation, partnership, joint venture, association, institution or government (whether or not having a separate legal personality);

(c)	Recitals, Clauses and Schedules are references to recitals, Clauses and schedules of this Agreement;

(d)	one gender include all genders and references to the singular include the plural and vice versa;

(e)	a document are references to that document as from time to time varied or supplemented;

(f)
a document in the “agreed form” are references to such document in the terms approved by the Sellers and the Buyer; such approval may be evidenced either by the relevant document being entered into at Completion or by the final draft of the document being initialled for the purposes of identification by or on behalf of the Sellers and the Buyer on or before the date of this Agreement;

(g)	a “subsidiary” or “holding company” shall be construed in accordance with Section 736 of the Companies Act 1985;

(h)	references to a person being “connected” to another person shall be construed in accordance with Section 839 of the Income and Corporation Taxes Act 1988; and

(i)	references to a person being “associated” to another person shall be construed in accordance with Section 435 of the Insolvency Act 1986;

1.3	The headings in this Agreement are for guidance only and shall not affect its interpretation.

1.4
Any phrase in this Agreement introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.5
Where expressions such as “the Sellers are not aware”, “as far as the Sellers are aware” or “to the best of the Sellers’ knowledge” and other references to the knowledge or awareness of the Sellers are used, they are to be construed as meaning that the Sellers have made all reasonable enquiries of all relevant persons which it would be reasonable for the Sellers to make in order to be confident that the Sellers’ knowledge or awareness is complete.

1.6	The Schedules form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement.

1.7
Unless this Agreement specifies a payment method, any payment under this Agreement is to be made by bank transfer in same day funds to the client account of the recipient’s solicitors, details of which are given in this Agreement.

2.	Sale and Purchase of the Sale Shares

2.1
Subject to the terms and conditions of this Agreement, the Sellers shall with full title guarantee sell and the Buyer shall purchase the Sale Shares free from all Encumbrances with effect from Completion together with all rights and advantages attaching or accruing to them.

2.2	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

2.3
The Sellers hereby irrevocably agree to waive any rights of pre-emption that they may have under the articles of association of the Company or otherwise in respect of the sale and purchase of any of the Sale Shares under the terms of this Agreement.

3.	Consideration

3.1	The consideration for the sale of the Sale Shares shall be the aggregate of:

(a)	the Initial Consideration (as satisfied in accordance with Clause 3.2 below);

(b)	the Tax Relief Payments (if any) (as satisfied in accordance with Schedule 4 and ;

(c)	the Deferred Payments (if any) (as satisfied in accordance with Clause 3.6 below);

(the “Consideration”)

3.2	The Initial Consideration shall be satisfied as follows:

(a)
subject to Clause 5.6, by the payment by the Buyer to each Seller on 30 April 2008 of that part of the Cash Consideration which is set out opposite the name of such Seller in Part 3 of Schedule 1 by way of telegraphic transfer in immediately available funds to the account specified by such Seller for such purpose;

(b)	by the issue by the Buyer to each Seller on Completion of such nominal amounts of Loan Notes set out opposite the name of such Seller in Part 3 of Schedule 1; and

(c)
by the allotment and issue to each Seller on Completion of the number of Consideration Shares set out opposite the name of such Seller in Part 3 of Schedule 1 conditional upon the Sellers delivering to the Buyer (or as the Buyer shall direct) on Completion an agreement in a form required by the Buyer signifying their assent to the Buyer’s Operating Agreement.

3.3
There shall be deducted from the Cash Consideration a sum equal to the amount (if any) by which Net Working Capital is less than £800,000. If the Cash Consideration as adjusted in accordance with this Clause is less than the sum paid by the Buyer to the Sellers on 30 April 2008 in accordance with Clause 3.2(a) then the Sellers shall pay to the Buyers an aggregate sum equal to the amount of any such shortfall within 5 Business Days after the date on which the figure for Net Working Capital is agreed or otherwise determined in accordance with Clause 4.

3.4
Any amounts which may be payable by the Sellers in accordance with Clause 3.3 shall be paid by the Sellers in their Due Proportion and neither Seller shall be liable for any amount which exceeds such Seller’s Due Proportion of the aggregate amount payable in accordance with such clause.

3.5	Any payment made by the Sellers pursuant to clause 3.3 shall be treated as a reduction in the Consideration.

3.6	The Deferred Payments (if any) shall be payable in accordance with the provisions of Schedule 3.

3.7	The Buyer warrants that the Consideration Shares shall rank pari passu in all material respects with all other common units of the Buyer in issue at Completion.

4.	Net Working Capital Determination

4.1
The parties agree that the day of Completion shall be the last day of the financial period beginning on the day after the Accounts Date and that the Completion Accounts (as defined below) shall be audited accounts of the Company for that period which shall also be used to determine the Net Working Capital.

4.2
As soon as reasonably practicable following Completion (and in any event within 40 Business Days from Completion) the Sellers shall procure that a draft set of audited accounts of the Company (“Completion Accounts”) shall be prepared and sent to the Buyer together with all working papers relating to them and a report prepared by the Sellers (the “Report”) stating the value of the Net Working Capital. The draft Completion Accounts shall be prepared in accordance with the accounting policies, practices and bases which have been used and adopted in the preparation of the Accounts (other than any changes that may be necessary to comply with United Kingdom generally accepted accounting principles and any other changes necessary for the Completion Accounts to be audited).

4.3
The Buyer may at any time within 40 Business Days after it receives the draft Completion Accounts and the Report notify the Sellers that it does not agree that the figure for Net Working Capital specified in the draft Completion Accounts is correct (an“Accounts Objection Notice”). Any Accounts Objection Notice shall provide reasonable detail about the grounds on which the Buyer believes the Net Working Capital figure is not correct and specify a figure for the Net Working Capital.

4.4
If any Accounts Objection Notice is served then the Buyer and the Sellers shall use all reasonable endeavours to agree upon the figure for Net Working Capital within 15 Business Days following receipt of the Accounts Objection Notice by the Sellers.

4.5
If the Sellers and the Buyer shall not have agreed the final form of the Completion Accounts within the period referred to in Clause 4.3 then either of them may refer the matter(s) in dispute to an independent firm of chartered accountants agreed between them or, in default of agreement within 5 Business Days of the expiry of the period referred to in Clause 4.4, to an independent firm of chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "Expert") on the application of either of them.

4.6
The parties shall use all reasonable endeavours to procure the due and prompt determination of the matter(s) in dispute by the Expert as soon as reasonably practicable. In determining any matter, the Expert shall act as an expert and not as an arbitrator. The decision of the Expert shall (save in the case of manifest error or fraud) be final and binding on both parties and its costs shall be borne as the Expert may determine (or, in default of such determination as to costs, as to half by the Sellers and half by the Buyer).

4.7
Each of the parties shall promptly on request supply to the other parties and (if requested or instructed) the Expert all such access, assistance, documents and information as they may reasonably require for the purpose of the preparation of the Completion Accounts and the Report and for the Buyer deciding whether to serve an Accounts Objection Notice and any determination required pursuant to Clause 4.5.

4.8	The figure for Net Working Capital for the purposes of Clause 3.3 may be agreed in writing between the parties at any time but, subject to that, will be:

(a)	the figure specified in the Report if no Accounts Objection Notice is served within the 40 Business Days specified in Clause 4.3;

(b)	if an Accounts Objection Notice has been so served, the figure specified by the Expert.

4.9	For the avoidance of doubt, the Disclosure Letter shall in no way limit the liability of the Sellers to make any payment pursuant to this Clause.

5.	Prior to Completion

5.1	The Sellers undertake and confirm to the Buyer that they have procured that prior to the date of this Agreement:

(a)
all guarantees, indemnities, mortgages, surety, security and similar agreements or arrangements given by or binding on the Company in respect of any Liabilities or obligations (actual or contingent) of the Sellers and/or any person connected to associated with them have been fully and effectively released without any provision or consideration for such release by the Company;

(b)
other than in respect of the Director’s Loan, any sums due to them as employees and any liability that the Company may incur at any point in the future as a result of the enforcement of the Director's Personal Guarantees against Mr Stewart (in each case, provided that complete and accurate details have been Disclosed), the Company has been released, without payment or other cost to the Sellers, from any debts, Liabilities or obligations of any kind owed or outstanding to the Sellers or any person connected or associated to them; and

(c)
all amounts owing (whether due for payment or not) to the Company by the Sellers, any of the other officers of the Company or any person connected to an associate of the Sellers or such officer shall have been paid or repaid provided that, without prejudice to the Sellers’ procurement obligation, to the extent that any such amounts owing have not been paid, they shall continue to be due and payable on demand on and after Completion.

5.2
If any guarantee, indemnity, mortgage, surety, security or similar agreement or arrangement given by or binding on the Company shall not have been released prior to Completion in accordance with Clause 5.1 then the Sellers shall use all reasonable endeavours to procure that as from Completion the Company shall be so released and pending such release the Sellers shall fully and effectively indemnify the Company and the Buyer on demand against all liabilities under such guarantees, indemnities, mortgages, sureties, security and similar agreements or arrangements arising in respect of or attributable to the period on or after Completion.

5.3
Subject to Clause 5.5, the Buyer shall procure that the Company shall repay the Director’s Loan in full to the Trust as soon as is reasonably practicable following Completion (taking into account the working capital requirements of the Company and the interests of the Buyer’s Group as a whole) but in any event by no later than 4 April 2009. For the avoidance of doubt, the existing interest rate of 1.75% above the official Bank of England base rate which applies to the Director’s Loan shall remain in place following Completion until such time as the Director’s Loan is repaid in full.

5.4
The Buyer shall further procure that as soon as reasonably practicable after Completion, the Director's Personal Guarantees are released but in any event by no later than 4 April 2009. The Buyer shall until such time as Mr Stewart is fully, irrevocably and unconditionally released from all obligations and Liabilities under the Director’s Personal Guarantees indemnify and keep Mr Stewart fully and effectively indemnified against any and all Liabilities, losses, claims, damages, costs, expenses and other liabilities whatsoever which may arise directly as a result of the Director’s Personal Guarantees.

5.5
At any time prior to repayment of the Director’s Loan pursuant to Clause 5.3, the Trust may, by giving written notice to the Buyer (the “Trust Notice”), assign the benefit of all or part of the Director’s Loan to the Buyer (the “Relevant Loan”) and, if this occurs, in consideration of this, the Buyer will issue to the Trust (conditional upon the Trust delivering to the Buyer (or as the Buyer shall direct) an agreement in a form required by the Buyer signifying its assent to the Buyer’s Operating Agreement (the “Assent Agreement”)) such number of common units in the capital of the Buyer as corresponds to the Relevant Loan calculated by dividing the amount of the Relevant Loan by the Price (as ascertained below) (the “Trust Shares”). The price shall be such price as on the date of issue of the Trust Shares represents in the opinion of the Buyer’s accountants the fair market value of the Trust Shares taking into account all circumstances which have been notified to them including without limitation (and applying a discount to reflect): (a) the fact that the Trust Shares may represent a minority interest in the Buyer; and (b) where there is a limited or no market for the Trust Shares, the fact that there is a limited or no market (the “Price”). The Trust Notice shall specify the amount of the Director's Loan which the Trust wishes to assign to the Buyer. As soon as reasonably practicable after the Buyer receives the Trust Notice, assuming the Buyer has received the Assent Agreement from the Trust, the Buyer shall issue to the Trust the relevant number of Trust Shares. Any Trust Shares allotted under this Clause shall rank pari passu in all material respects with all other common units of the Buyer in issue at the time of issue of the Trust Shares.

5.6
The Sellers shall procure that as soon as reasonably practicable after Completion but in any event by no later than 30 April 2008 any debts, Liabilities or obligations of the Company of any kind owed or outstanding to Destination Software, Inc in respect of the quarter ended 31 March 2008 have been satisfied in full. The Sellers acknowledge that payment of the Cash Consideration is entirely conditional on this having happened.

6.	Completion

6.1	Completion shall take place immediately following the execution of this Agreement by the parties.

6.2	On Completion:

(a)	the Sellers shall deliver or cause to be delivered to the Buyer or as the Buyer shall direct:

(i)	counterparts of this Agreement, the Disclosure Letter and the Service Agreements duly executed by them;

(ii)
duly completed and executed stock transfer forms in respect of the Sale Shares together with the share certificates relating to the Sale Shares (or indemnities in a form satisfactory to the Buyer in the case of missing certificates);

(iii)	the letters of resignation in the agreed form executed by any officers of the Company who are resigning as officers on Completion;

(iv)
the certificates of incorporation (including any certificates of incorporation on change of name) of the Company and statutory and minute books required to be kept by the Company pursuant to the Act (in each case up to date up to (but not including) Completion), the common seal (if any) of the Company and any cheque books and credit cards of the Company;

(v)	statements showing the current balances on all bank accounts, overdraft and loan facilities held by the Company as at the close of business on the Business Day prior to Completion;

(vi)
evidence satisfactory to the Buyer that any Encumbrances affecting the Company have been unconditionally released (save for the Encumbrances securing the existing facilities with Bank of Scotland (details of which have been Disclosed));

(vii)	all the financial and accounting books and records of the Company;

(viii)	counterparts of the document referred to in Clause 3.2(c) confirming the Sellers’ assent to the Buyer’s Operating Agreement; and

(ix)	a duly executed power of attorney in the agreed form in favour of the Buyer in respect of the Sale Shares;

(b)	the Sellers shall procure that a board meeting of the Company is held at which (amongst other things) the following business shall be transacted:

(i)
the transfer of the Sale Shares, the entry of the name of the Buyer in the register of members of the Company and the issue to the Buyer of share certificates in respect of the Sale Shares shall be approved, subject to stamping;

(ii)	the appointment of such people nominated by the Buyer to the board of directors shall be approved with immediate effect;

(iii)	the resignation of Debbie Hatch and the appointment of such person nominated by the Buyer as the Company Secretary shall be approved with immediate effect;

(iv)	PKF (UK) LLP shall be appointed as the auditors of the Company; and

(v)	the Service Agreements shall be approved;

(c)	the Buyer shall, following completion of the above matters:

(i)	deliver or cause to be delivered to the Sellers (or as the Sellers shall direct) duly executed counterparts of this Agreement and the Disclosure Letter;

(ii)
deliver or cause to be delivered to the Sellers (or as the Sellers shall direct) a copy of the duly executed Loan Note Instrument and loan note certificates thereunder in favour of the Sellers in the Due Proportion;

(iii)	issue the Consideration Shares to the Sellers;

(d)	the Tax Covenant shall come into force.

6.3	As soon as reasonably practicable after Completion, the Buyer shall deliver or cause to be delivered to the Sellers (or as the Sellers shall direct):

(a)	a copy of the written consent of the managers of the Buyer approving the transaction; and

(b)
an opinion of a lawyer in the USA qualified so to give (in a form reasonably acceptable to the Sellers) that this Agreement, the Loan Notes and the Consideration Shares are properly executed or allotted (as applicable) and, in the case of this Agreement and the Loan Note Instrument form legally binding obligations of the Buyer.

7.	Warranties

7.1	The Sellers jointly and severally warrant to the Buyer that subject to those matters Disclosed each of the Warranties is at Completion true and accurate.

7.2
The Sellers acknowledge that the Buyer has entered into this Agreement in reliance upon the Warranties. Save as expressly otherwise provided, each of the Warranties shall be construed as a separate and independent Warranty and shall not be limited by reference to any other Warranty or by anything in this Agreement or any of the other Transaction Documents.

7.3	Notwithstanding any other provision of this Agreement:

(a)	the Warranties contained in Paragraph 1 of Schedule 2 shall not be or be capable of being qualified or discharged by the Disclosure Letter or in any other way; and

(b)	the Warranties will each remain in full force and effect beyond and notwithstanding Completion and are each made without prejudice to any of the others.

7.4
The Warranties shall not be or be capable of being qualified or discharged by the Disclosure Letter to the extent that any Claim arises as a consequence of fraud or wilful or negligent misconduct by the Sellers.

7.5
Where any information or documents have been supplied by or on behalf of the Company (or any officer, employee, agent or professional advisor of the Company) to the Sellers or their advisers the provision of such information or documents shall not constitute a warranty, representation or guarantee as to the accuracy of the information or documents from the Company (or any officer, employee, agent or professional advisor of the Company) to the Sellers or their advisers to the Sellers and the Sellers hereby undertake to waive any and all claims which they might otherwise have against the Company in respect of such claims.

7.6
The amount of any successful Claim against the Sellers under the Warranties and any amount payable by the Sellers under the Tax Covenant shall to the extent permissible by law be deemed to constitute a reduction in the Consideration.

7.7	The Sellers shall not be liable in respect of any Claim (other than a claim under Clause 2.4 of the Tax Covenant) unless:

(a)	the amount of that Claim exceeds USD$5,000;

(b)
the amount of that Claim together with the aggregate amount of all other Claims not otherwise excluded pursuant to clause 7.7(a) exceeds USD$75,000, in which case the Sellers shall be liable for the whole amount and not merely the excess.

8.	Indemnities

8.1
The Sellers will at all times (on a joint and several basis) indemnify and hold the Company and the Buyer fully and effectively indemnified on demand against any and all claims, loss, damage or Liabilities (and all costs, charges, interest, fees, fines, penalties, taxes and expenses incidental or relating to or arising in connection with any such claims, loss, damage or Liabilities, including without limitation all expenses of investigations and legal fees and expenses on a solicitor own-client basis), whether or not reasonable, foreseeable, contemplated or avoidable as a result of or in connection with:

(a)	any document delivered by the Sellers under Clause 6 being unauthorised or invalid;

(b)
any and all claims which may be made by any person who resigns at Completion as a director or the Company Secretary of the Company whose claim arises out of his or her resignation or the termination of his of her employment or office.

9.	Set Off

9.1
Notwithstanding any other provisions of this Agreement liability of the Sellers in respect of each and every Claim shall be limited in accordance with Schedule 6 (save in the case of fraud or wilful or negligent misconduct by the Sellers).

9.2
The Buyer shall be entitled to set off or (pending determination of the relevant amount but subject to this Clause 9) withhold any amounts payable by it to the Sellers against any sums owed by the Sellers pursuant to a Claim.

9.3
If prior to the date on which any sum becomes payable by the Buyer to the Sellers under the terms of this Agreement or any of the Transaction Documents, the Buyer shall have given notice to the Sellers of a Claim and (to the extent practicable) in sufficient detail and (where the loss is readily ascertainable) specifying the amount claimed to assist the Sellers to assess such Claim (such matters being referred to in this Clause as a “Relevant Claim”) then the following provisions of this Clause 9 shall apply.

9.4
The Buyer shall notify the Sellers in writing whenever it intends to exercise its rights of set off or withholding. Where the Sellers fail to respond in writing within fifteen Business Days of receipt of notification of a Relevant Claim (served in accordance with clause 9.3) or accept in writing that this Clause 9 shall apply to a Relevant Claim, that Relevant Claim is to be regarded as valid for all purposes and the Buyer may set off or withhold in the amount specified in any notice served in accordance with Clause 9.3 from any amount payable to the Sellers pursuant to this Agreement.

9.5
Where the Sellers challenge the proposed Relevant Claim in writing within fifteen Business Days after receipt of notification of the same (“Challenge Notice”), then the Buyer may within a period of a further fifteen Business Days after the Buyer’s receipt of such Challenge Notice instruct Counsel of not less than five years’ standing to advise in respect of such Relevant Claim.

9.6
Where such Counsel gives an opinion (a) confirming that the Buyer appears to have, prima facie, a bona fide claim (no account however being taken of any defence that may be advanced by the Sellers) and (b) estimating the monetary amount of the Sellers’ potential liability in respect of such claim (“the Estimated Amount”), then pending Final Determination, the Buyer may, where money is to be paid in cash (including, for the avoidance of doubt, by way of principal of the Loan Notes to be redeemed pursuant to the Loan Note Instrument), deduct the Estimated Amount. If Counsel’s opinion does not confirm that the Buyer has, prima facie, a bona fide claim, then the Buyer may pursue such Relevant Claim but it may not set off or withhold in relation to the Relevant Claim.

9.7	If any sums are set off or withheld pursuant to this Clause then the Buyer may pursue the Relevant Claim against the Sellers until the earlier of:

(a)	judgment being obtained;

(b)	the claim being settled between the parties;

(c)	the Buyer is no longer able to bring or pursue such Relevant Claim by reason of the expiration of any time limit set out in paragraph 2 of Schedule 6; and

(d)	the Buyer deciding, in its absolute discretion, not to pursue such claim

(“Final Determination”).

9.8	Upon a Final Determination of a Relevant Claim:

(a)
to the extent that the Final Determination results in any sum equal to, or in excess of, the Estimated Amount becoming payable to the Buyer in respect of the Relevant Claim, the Buyer may retain the amount deducted in accordance with clause 9.6 above and to the extent that the Final Determination exceeds the Estimated Amount may set off the amount of such excess against any amount payable by it to the Sellers by reducing the principal amount of the next following payment that the Buyer is due to make to the Sellers under the terms of this Agreement or any of the other Transaction Documents. Where following the application of the foregoing the Sellers’ liability to the Buyer in respect of the Relevant Claim has not been satisfied in full the Sellers shall transfer an amount equal to such shortfall in immediately available funds to the Buyer's Solicitors' Bank Account;

(b)
to the extent that the Estimated Amount exceeds the total sum payable to the Buyer on the Final Determination, or in the event that the Final Determination results in any sum becoming payable to the Buyer in respect of the Relevant Claim, which sum is less than the Estimated Amount or results in no sum becoming payable, the Buyer shall pay to the Sellers by telegraphic transfer of immediately available funds to the Sellers’ Solicitors' Bank Account an amount equal to the amount by which the Estimated Amount exceeds the sum (if any) payable to the Buyer.

9.9
For the avoidance of doubt, nothing contained in this Clause 9 shall prejudice the right of the Buyer to pursue a Claim against the Sellers and to make recovery in respect of any such Claim otherwise than in accordance with the procedure specified in this Clause.

10.	Restrictive Covenants

10.1
In order to assure to the Buyer the full benefit of the business and goodwill of the Company, each of the Sellers (on a several basis) undertakes (as a separate and independent undertaking) to the Buyer that they shall not, either alone or by their employees, agents or otherwise howsoever or in conjunction with or on behalf of or for any other person, or as a manager, agent, partner, director, consultant or employee of any other person, directly or indirectly do any of the following things:

(a)	at any time after Completion:

(i)
disclose to any person or use for any purpose any confidential information concerning the Company including, without limitation, the business, accounts or finances of the Company or any of its employees, Restricted Customers or Restricted Suppliers;

(ii)
use any Intellectual Property belonging to the Company including, without limitation, the words “Zoo” or “Digital Publishing” or any other names or words similar to or likely to be confused with such words or use any distinctive mark, style or logo used by the Company whether by using such names as part of a corporate name, trade name, product name or otherwise;

(b)	for a period of 3 years after Completion without the prior written consent of the Buyer:

(i)
be engaged, concerned or interested in any capacity (other than as a holder of less than 3 per cent. of any class of shares or debentures listed on the Official List of the London Stock Exchange or any other recognised investment exchange) in any business concern which carries on any business that competes with any Restricted Business of the Company in any Restricted Territory;

(ii)
solicit, canvass, interfere with or endeavour to entice away from the Company (or procure or assist any persons to do any of the foregoing) any Restricted Customer or their business or custom with a view to: (I) providing goods, services and/or rights to that Restricted Customer in competition with the Company; and/or (II) reduce the amount of business or custom between the Company and any Restricted Customer; and/or (III) adversely vary the terms upon which business is conducted between the Company and the relevant Restricted Customer; and/or (IV) adversely affecting the provision or licensing of goods, services or rights to that Restricted Customer by the Company;

(iii)
solicit, canvass, interfere with or endeavour to entice away from the Company (or procure or assist any persons to do any of the foregoing) any Restricted Customer or Restricted Supplier or their business or custom with a view to: (I) receiving goods, services and/or rights from that Restricted Supplier in competition with the Company; and/or (II) reduce the amount of business or custom and/or adversely vary the terms upon which business is conducted between the Company and that Restricted Supplier;

(iv)
provide or offer to provide any goods, services and/or rights to or receive any goods, services and/or rights from or otherwise have any business dealings with any Restricted Customer or any Restricted Supplier in competition with the Company;

(v)
offer employment to or employ or offer or conclude any contract for services with, canvass or solicit the employment or engagement of or endeavour to entice away from either the Company or the Buyer any Key Person; or

(vi)
procure or assist any third party to offer, employ, engage or solicit or endeavour to entice away from either the Company or the Buyer any Key Person (whether or not such person would commit any breach of any contract with the Buyer or the Company).

10.2	None of the restrictions set out in Clause 10.1 shall apply to restrict the Sellers from carrying out work in the proper performance of their duties under the terms of the Service Agreements.

10.3	The provisions contained in the preceding provisions of this Clause 10 are:

(a)
considered reasonable by the parties but in the event that any of them should be found to be void but would be valid if some part of such Clauses were deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective; and

(b)	separate and severable and shall be enforceable accordingly.

10.4
Without prejudice to any other rights or remedies that the Buyer may have, the Sellers acknowledge and agree that damages alone would not be an adequate remedy for any breach by the Sellers of the provisions of this clause and that, accordingly, the Buyer shall be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this clause by the Sellers.

10.5
Each of the obligations on the Sellers contained in the above provisions of this Clause 10 constitutes an entirely separate and independent restriction on the Sellers notwithstanding that they may be contained in the same sub-clause, paragraph, sentence or phrase.

11.	Confidential Information

11.1	Each party shall following Completion treat all Confidential Information as strictly confidential and:

(a)	will take all reasonable steps to prevent its use and/or disclosure;

(b)
will not itself make use of any Confidential Information belonging to and/or used by another party for a purpose other than the performance of its obligations under this Agreement (save that the Buyer may, following Completion, use any Confidential Information of the Company for any purpose it thinks fit); and

(c)	will not disclose Confidential Information to any person (other than in accordance with Clauses 11.2 and/or 11.3).

11.2
The Buyer may disclose Confidential Information to any of its directors, employees or professional advisers and the Sellers may disclose Confidential Information to their professional advisers to the extent that disclosure is reasonably necessary for the purposes of this Agreement.

11.3	Each party may disclose Confidential Information where such disclosure would otherwise be prohibited by this Clause 11 if and to the extent:

(a)	required by law or any regulatory body;

(b)	it can be shown by that party (to the other party’s reasonable satisfaction) to have been known by it before disclosure to it by the other party;

(c)
it can be shown by that party (to the other party’s reasonable satisfaction) to have been subsequently lawfully disclosed to that party by a third party who did not impose any restrictions on its disclosure and did not obtain it (whether directly or indirectly) from the other party; or

(d)	the information was or has entered the public domain (other than by reason of a breach of this Clause by that party).

12.	Notices

12.1
Any notice or other communication given under this Agreement shall be in writing and shall be delivered personally or sent by first class post (or airmail or international courier if overseas), to the party due to receive the notice or communication, at the address set out in Clause 12.2 or such other address which may from time to time be notified by a party to any other in writing as being its usual address.

12.2	The addresses of the parties for the purposes of this Agreement are:

Barry Hatch

Address:	37 Twentywell View, Bradway, Sheffield, South Yorkshire S17 4PX

Ian Stewart

Address:	Osborn House, Padley Hill, Grindleford, Hope Valley, Derbyshire S32 2HQ

The Buyer

Address:	575 Broadway NY, New York 10012

Marked for the attention of:	General Counsel with a copy delivered simultaneously to Harbottle & Lewis LLP, Hanover House, 14 Hanover Square, London W1S 1HP marked for the attention of Mark Phillips.

12.3	A notice or other communication shall be deemed given:

(a)	if delivered personally, upon delivery at the relevant address referred to in Clause 12.2;

(b)	if sent by first class post (other than airmail), 2 Business Days after the date of posting; and

(c)	if sent by airmail or international courier, 5 Business Days after the date of posting provided that where delivery occurs after 18.00 on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 09.00 on the next following Business Day.

12.4
In proving the giving of notice, it shall be sufficient to prove that the envelope containing the notice was properly addressed to the relevant party and delivered either to that address or posted as first class post (or registered airmail if overseas).

13.	Business Information

13.1
During the period of six years after Completion and without prejudice to any other provisions of this Agreement if any information relating to the Company which is Required for the Business of the Company is not in the possession of the Buyer or the Company or readily discoverable by the Buyer or the Company but is in the possession or under the control of or available to the Sellers, the Sellers shall procure that such information is provided to the Buyer promptly on request.

13.2
For the purposes of Clause 13.1, the phrase “Required for the Business” means any Intellectual Property or information of the Company which is or has in the last 6 years been used in the business of the Company and would be needed by the Company to carry on its business in the same manner as it is presently carried on or to fulfil any of its present contracts, plans or projects or to comply with any law applicable in relation to it or if it is vested in the Sellers and its retention by the Sellers after Completion would be damaging or detrimental to the business of the relevant Company.

14.	General

14.1
Save for any announcement or filing required by law or the regulation of a stock exchange, no party shall make, or procure or permit the making of, any announcement whether before or after Completion with respect to this Agreement or any ancillary matter without the prior written consent of the other parties.

14.2
Each of the parties shall (and shall use reasonable endeavours to procure that any necessary third parties shall) from time to time at the reasonable request of the other party do all such legal acts and execute all such documents as such other party may from time to time reasonably request on or after Completion as soon as reasonably practicable in order to implement and give full effect to the provisions of this Agreement.

14.3
The Transaction Documents set out the entire agreement and understanding between the parties and supersede all prior agreements, understandings or arrangements (oral or written) in respect of their subject matter.

14.4
This Agreement shall be binding upon and enure for the benefit of the successors in title of each of the parties but shall not be assignable by any party without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

14.5
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction then the legality, validity and enforceability in that jurisdiction of the remaining provisions shall be unaffected and the legality, validity and enforceability in any other jurisdiction of that or any other provision shall be unaffected.

14.6	No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

14.7
A failure to exercise or delay in exercising any right, remedy or power provided under this Agreement or by law does not constitute a waiver of the right, remedy or power or a waiver of any other right, remedy or power. No single or partial exercise of any right, remedy or power prevents any further exercise of it or the exercise of any other right, remedy or power. Except where this Agreement provides otherwise, the rights, remedies and powers provided by this Agreement are cumulative and not exclusive of any rights, remedies or powers provided by law. Any waiver of a breach of any of the terms of this Agreement or of any default under this Agreement shall not be deemed a waiver of any other breach or default and shall not affect the other terms of this Agreement.

14.8
This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

14.9
Subject to Clause 14.10 below, the parties agree that the provisions of this Agreement are personal to them and are not intended to confer any rights of enforcement on any third party and the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement or any of its provisions.

14.10
The provisions of Clause 5.3 and 5.5 of this Agreement are intended to benefit the Trust and accordingly shall be enforceable by the Trust to the fullest extent permitted by law as if the Trust were a party to this Agreement.

14.11
This Agreement shall be governed by and construed in accordance with the laws of England. Other than in respect of Clause 4 and Schedule 3 the parties irrevocably submit to the exclusive jurisdiction of the Courts of England in relation to any legal action or proceedings arising out of or in connection with this Agreement.

14.12
Each party irrevocably waives any objection which it might at any time have to the Courts of England being nominated as the forum to decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that the Courts of England are not a convenient or appropriate forum

15.	Tax on Warranty Payments

15.1
If any tax authority brings into charge to tax any sum paid to the Buyer or the Company under this Agreement, then the Sellers shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount is equal to the amount that would otherwise be payable under this Agreement unless the liability to taxation arises from the assignment of the benefit of this Agreement.

15.2
Clause 15 shall apply in respect of any amount deducted or withheld as contemplated by clause 15 as it applies to sums paid to the Buyer or the Company concerned, save to the extent that in computing the tax chargeable the Buyer or the Company concerned is able to obtain a credit for the amount deducted or withheld.

16.	Costs and Expenses

16.1
Subject to Clause 16.2, all costs and expenses incurred by or on behalf of the parties to this Agreement in connection with this Agreement or any of the other Transaction Documents will be borne solely by the party who incurs them.

16.2
The Sellers shall be responsible for and shall bear the cost of any and all applicable sales taxes, transfer taxes and similar charges in connection with this Agreement or any of the other Transaction Documents save for any stamp duty arising on the acquisition of the Sale Shares which shall be payable by the Buyer but subject to a cap of $45,000.

This document has been entered into on the date stated at the beginning of it.

Schedule 1 – The Company
Part 1
Details of the Company

Name	Zoo Digital Publishing Limited

Registered Number	5701472

Date of Incorporation	07/02/2006

Place of Incorporation	UK

Former Name	Zoo Interactive Video Limited

Registered Office	Arundel Court, 177 Arundel Street, Sheffield, South Yorkshire S1 2NU

Directors	Barry Hatch, Ian Clifford Stewart

Company Secretary	Debbie Jane Hatch

Authorised Share Capital	£100

Issued Share Capital and Registered Holders	£100 – 50 ordinary shares of £1 each issued to Barry Hatch and 50 ordinary shares of £1 each issued to Ian Stewart

Accounting Reference Date	31/03

Outstanding Charges Registered at Company House	Debenture dated 27 December 2006 in favour of Bank of Scotland. Debenture dated 10 January 2007 in favour of Bank of Scotland.

Part 2

Details of the Sellers

Name	Address	Number of Shares	Due Proportion
Barry Hatch	37 Twentywell View, Bradway, Sheffield, South Yorkshire S17 4PX; and	50	50%

Ian Stewart	Osborn House, Padley Hill, Grindleford, Hope Valley, Derbyshire S32 2HQ	50	50%

Part 3

The Initial Consideration

Name	Cash Consideration	Loan Notes	Consideration Shares

Barry Hatch	USD$500,000	USD$1,250,000	112,500

Ian Stewart	USD$500,000	USD$1,250,000	112,500

Schedule 2 - Warranties

Part 1: General Warranties

1.	Capacity and Ownership of the Sale Shares

(a)
The Sellers have the necessary power and authority and have taken all necessary actions to enter into and perform their obligations under this Agreement and each of the other Transaction Documents to which they are a party which will, when executed, become binding and enforceable obligations upon them.

(b)	The execution and delivery of, and the performance by the Sellers of their obligations under this Agreement and each of the other Transaction Documents to which they are a party will not:

(a)	result in a breach of, conflict with, or give rise to an event of default under, any agreement or arrangement to which the Sellers are party or by which either of them is bound;

(b)	relieve any other party to an agreement or arrangement with the Company of its obligations or enable it to terminate the agreement or arrangement;

(c)	result in the creation of any Encumbrance on any of the assets of the Company; or

(d)	result in a breach of any licence, permission or consent granted to the Company in respect of its business or of any undertaking to or order of any court, governmental body or regulatory body.

(c)
The Sellers are the sole legal and beneficial owner of the Sale Shares, and are entitled to sell the Sale Shares with full title guarantee on the terms set out in this Agreement free from all Encumbrances and without the consent of any third party. There are no litigation, arbitration, prosecution, administrative or other legal proceedings or disputes in existence or threatened against the Sellers in respect of the Sale Shares or of the Sellers’ entitlement to dispose of the Sale Shares and there are no facts known to the Sellers which are likely to give rise to any such proceedings or any such dispute.

(d)
Other than this Agreement, there is no agreement, arrangement or other obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right to require the allotment, issue, transfer, redemption or repayment of any shares in the capital of the Company (including, without limitation, any option or right of pre-emption or conversion).

(e)	There is no Encumbrance on, over or affecting the Sale Shares or any unissued shares in the capital of the Company.

(f)	The Sale Shares has never been the subject of a transaction at an undervalue within the meaning of Part IX or Part VI of the Insolvency Act 1986.

2.	Corporate Information

(a)	The details of the Company set out in Schedule 1 are true, complete and accurate in all respects.

(b)	The Sale Shares constitute the whole of the Company’s allotted and issued share capital and are fully paid up.

(c)	The Company does not use and never have used any name for any purpose other than its full corporate name.

(d)	So far as the Sellers are aware, none of the assets of the Company have ever been the subject of a transaction at an undervalue within the meaning of Part IX or Part VI of the Insolvency Act 1986.

(e)	The Company has not at any time:

(a)	received any application or notice of any intended application under the provisions of the Act for the rectification of its register of members;

(b)	exercised nor purported to exercise or claim any lien over the Sale Shares and no call on the Sale Shares is outstanding;

(c)	given any financial assistance in connection with the purchase of any shares as would fall within the provisions of sections 151 to 157 of the Act;

(d)	repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its own shares, debentures, or securities of any kind or reduced or agreed to reduce its share capital;

(e)
capitalised or agreed or resolved to capitalise any profits or reserves nor advanced or borrowed any loan or issued any share, debenture or other security in a manner giving rise to a distribution or deemed distribution nor made any other distribution (whether of income or capital) except dividends shown in its accounts;

(f)	paid nor (in circumstances in which it may be required to repay all or part of the same by virtue of Section 277 of the Act) received any dividend or other distribution paid in breach of the Act.

(f)
The Company is in all respects duly organised and registered, validly existing for an indefinite duration under the laws of England and has all requisite corporate power to own, lease and operate its assets and to carry out its business as it is now being conducted.

(g)	No person is or has at any time been a shadow director of the Company within the meaning of section 741(2) of the Act.

(h)
The Company does not carry on business in partnership with any other person and is not a member of any partnership or other unincorporated association, joint venture or consortium (other than a recognised trade association) or party to any other profit or income sharing arrangement (same for any commission or profit sharing arrangement detailed in the contract of employment of any employee which is Disclosed).

(i)	The Company has not or ever has had any branch, agency or place of business or permanent establishment outside the United Kingdom.

(j)	The Company has not or has ever owned or agreed to acquire any shares or any other interest in any other body corporate.

3.	Insolvency

In respect of the Company:

(a)
no resolution has been passed, no petition has been presented and no order has been made for administration or winding up or for the appointment of a receiver or provisional liquidator and no procedure has been commenced, by the Registrar of Companies or any other person, with a view to striking off under section 652 of the Act;

(b)
it has not stopped paying its creditors, is not insolvent, and is not unable to pay its debts for the purposes of section 123 of the Insolvency Act 1986 and there is no unsatisfied judgement or order of any court or tribunal, or award of any arbitrator, against it and no distress, execution or other process has been levied against any of its assets;

(c)
no meeting of its creditors, or any class of them, has been held or summoned, no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986; and

(d)	no event analogous to any of the above has occurred in any jurisdiction.

4.	Accounts and Management Accounts

(a)
The Accounts have been prepared in accordance with the requirements of all relevant statutes and regulations and in accordance with generally accepted accounting principles and practices in the United Kingdom at the date of their preparation and give a true and fair view of the assets and liabilities and state of affairs of the Company as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

(b)
The Accounts disclose a true and fair view of all the assets and make adequate provision or reserve for or, as appropriate, disclose all bad and doubtful debts and all accruals and liabilities and to the extent necessary contain a note of all capital commitments whether actual or contingent of the Company as at the Accounts Date.

(c)
The balance sheets and profit and loss accounts of the Company for the financial year ended on the Accounts Date complied with the requirements of all relevant laws then in force and with all statements of standard accounting practice, all financial reporting standards and all applicable generally accepted accounting principles and practices of the United Kingdom then in force and which were applicable to Company.

(d)
The rate of depreciation adopted in the balance sheets of the Company the financial year ended on the Accounts Date in respect of each of the fixed assets of such company has been consistently applied over such period and was sufficient for each of the fixed assets of the Company to be written down to nil by the end of its useful working life.

(e)	No asset (whether fixed intangible investment or current) has been revalued upwards in the Accounts and no intangible asset has been brought into the Accounts.

(f)
The turnover, profits and/or losses of the Company shown by the profit and loss accounts of the Company for the financial year ended on the Accounts Date have not (except as disclosed therein) been affected by any unusual, extraordinary, exceptional, non-recurring or short term item or by any other matter which has rendered such turnover, profits or losses for all or any of such periods unusually or artificially high or low.

(g)
The Company has no amounts outstanding under any loan, guarantee, acceptance or other borrowing facilities and arrangements (including, without limitation, money raised by acceptances or debt factoring) and no outstanding foreign exchange commitments or exposures.

(h)
The Company has not, and will (other than as specifically required under the terms of this Agreement) not by virtue of any aspect of the transactions contemplated pursuant to this Agreement or any of the other Transaction Documents become bound or liable to be called upon to pay or repay prematurely any indebtedness or to pay or discharge any obligation under any guarantee, indemnity, surety, or security arrangement nor has failed to pay or repay any indebtedness or to meet any such obligation in full on the due date.

(i)	Since the Accounts Date:

(a)	the business of the Company has been carried on in the normal and usual course so as to maintain it as a going concern;

(b)	there has been no material deterioration either in turnover or in the financial or trading position of the Company compared with the same period during the preceding year;

(c)
there has not been any material decrease in the assets or any material increase in the liabilities (including contingent liabilities) of the Company as shown in the Accounts except for changes arising from routine payments and from routine supplies of goods or services in the normal course of trading;

(d)
The Company has not acquired, let, licensed, exchanged, sold, transferred or otherwise disposed or parted with possession or ownership of or created any Encumbrance over or agreed to do any of the foregoing things in respect of any business or any material asset or assumed or acquired any material liability (including a contingent liability) otherwise than in the normal and usual course of business and there has been no change in the nature and scope of the Company’ business;

(e)	all payments, receipts and invoices of the Company have been properly recorded or accrued in the books of the Company;

(f)
the Company has maintained in satisfactory working condition and repair (taking into account their age and subject to ordinary wear and tear) and has not suffered the repossession by the owner under any hire purchase, leasing, rental or similar agreement of any of the plant and machinery, fixtures, fittings, equipment, vehicles and other assets represented in the Accounts or subsequently acquired by the Company;

(g)
the Company has performed in all material respect in accordance with their terms all contracts and orders and has not discontinued obtaining new contracts and orders in the normal and proper course of trading;

(h)
the Company has not given any guarantee, indemnity, surety or security or entered into or incurred or assumed any contract or liability of a material or unusual nature or which is not in the normal course of trading consistent with past practice or pursuant to which the Company is required to make a payment in excess of £10,000 or periodic payments which involved or may involve total annual expenditure in excess of £10,000 per contract or commitment (or series or related associated contracts and/or commitments);

(i)	the Company has paid its creditors in accordance with their respective credit terms and there are no undisputed amounts owing by the Company which have been overdue for more than 30 days;

(j)
the book debts shown in the Accounts have realised their nominal amount less any reserve for bad or doubtful debts included in the Accounts and no debtor has been released by the Company on terms that such debtor pays less than the book value of its debt and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable the Company has not incurred any bad or doubtful debt or learned of any circumstances making bad or doubtful any previously incurred debt;

(k)
the Company has not lent or borrowed any amount to or from any person or entity or entered into any borrowing, factoring or other financing or any lending commitments which are outside the normal course of trading;

(l)
the Company has not paid or accrued or become liable to pay any accounting, management and consultancy or other fees to or entered into any transaction with or for the benefit of the Sellers and has not entered into any transaction with or for the benefit of any of its directors or any persons connected with such directors;

(m)
the Company has not paid or made (or made any oral or written commitments or representation to pay or make) any bonus, increased or special salary, remuneration, benefits or gratuitous payment to any director, officer, employee or consultant or entered into or varied the terms of any employment, consulting, agency, agreement for personal services, compensation or severance agreement or arrangement with any such person, or paid any severance or termination pay;

(n)	the Company has not changed its accounting reference period;

(o)	the Company has not by reason of any default by it in its obligations, become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

(p)	the Company has not declared, set aside, or paid any dividend or made any distribution;

(q)
there has not been any capitalisation of reserves of the Company and the Company has not issued or agreed to issue any share or loan capital other than that issued at the Accounts Date and has not granted or agreed to grant any option in respect of any share or loan capital and the Company has not repaid any loan capital in whole or in part nor has it, by reason of any default by it in its obligations, become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

(r)
there has been no resolution of or agreement by the members of the Company or any class thereof and in particular there has been no capital reorganisation or other change in the capital structure of the Company;

(s)	the Company has not incurred or assumed or agreed to incur or assume any costs, expenses or other liabilities of any nature other than in the normal and usual course of its business.

(j)	To the best of the Sellers’ knowledge, the accounts receivable (net of any reserves) included as part of the Net Working Capital will be fully collectable by the Company within 90 days of Completion.

(k)
The Management Accounts have been carefully prepared on a basis consistent with the previous monthly management accounts of the Company and in accordance with the accounting policies applied to the Accounts and having regard to the purpose for which they were drawn up fairly represent the assets, liabilities, profits, losses and general financial and trading position of the Company for the period as at and to the date to which they were made up to and are not affected by any unusual, extraordinary, exceptional, non-recurring or short term item or by any other matter which has rendered any item appearing in such Management Accounts for any period unusually or artificially high or low.

4.12
The March Figures have been carefully prepared on a basis consistent with the previous monthly gross sales figures of the Company and in accordance with the accounting policies applied to such figures and having regard to the purpose for which they were drawn up fairly represent the gross sales figures of the Company for the period as at and to the date to which they were made up to and are not affected by any unusual, extraordinary, exceptional, non-recurring or short term item or by any other matter which has rendered any item appearing in such figures for such period unusually or artificially high or low.

5.	Financial Commitments and Borrowings

(a)
Complete and accurate details of all overdraft, loan and other financial facilities available to the Company and the amounts outstanding under each of them at the close of business on the day preceding the date of this Agreement are set out in the Disclosure Letter and the Company has not done or omitted to do anything as a result of which the continuance of any of those facilities might be affected or prejudiced. There have been no payments out of any such accounts except for routine payments and the aggregate balance on all current accounts shall not be substantially different at Completion from the aggregate balance shown on such statements.

(b)
The Company has no outstanding or any other borrowing or indebtedness in the nature of borrowing or any guarantee, indemnity, surety or similar undertaking or agreement to procure the solvency of any person or payment by any person of any sum to a third party or any similar obligation.

(c)	The Company has not at any time factored its debts and has never engaged in financing of a type which would not require to be shown in its accounts.

(d)
There is not outstanding any Encumbrance on the whole or any part of the Company’s undertaking, goodwill, uncalled capital, properties or assets nor is the Company a party to or subject to any agreement, arrangement or commitment to give or create any Encumbrance.

(e)
No floating charge created by the Company has crystallised and, so far as the Sellers are aware, there are no circumstances existing which are likely to cause such a floating charge to crystallise and no notice has been received by the Company from any person intimating that such person will enforce any security which it may hold over all or any of the assets of the Company and, so far as the Seller are aware, there are no circumstances existing which are likely to give rise to such a notice.

(f)
The Company is not a party to and has never agreed to give, any guarantee, suretyship, indemnity or similar agreement or any agreement for the postponement of debt or for lien or set-off in respect of any other person.

(g)
The amounts borrowed by the Company from its bankers do not exceed any of its overdraft facilities and the total amount borrowed by the Company (from whatever source) does not exceed any limitation on its borrowing powers whether contained in its memorandum or articles of association or in any debenture or loan stock deed or other deed, document or agreement executed by the Company or on its behalf or to which it is subject.

(h)
No event has occurred or been alleged by any person which is, or with the passing of time or the giving of notice would become an event of default under or breach of any of the terms of any loan capital, borrowing, debenture or financial facility of the Company or which would entitle any person to call for repayment prior to normal maturity.

(i)	The Company does not have any outstanding capital commitments nor has entered into any leasing or hire purchase or similar commitment involving any asset with a capital value in excess of £5,000.

(j)	There are no debts owing by the Company which are overdue for payment by more than four weeks.

(k)	The Company has not lent any money which has not been repaid nor owns the benefit of any debt other than debts accrued to it in the ordinary course of business.

(l)	The Company has no credit cards in issue in its own name or that of any officer or employee or any person connected with an officer or employee.

(m)
Having regard to the existing bank and other facilities available to the Company, the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for a period of at least 12 months after Completion.

(n)	All of the borrowings of the Company may be repaid by it at any time on no more than one month’s notice and without any premium or penalty (howsoever called) on repayment.

(o)
The Company has not received notice from any lenders of any money requiring repayment or relating to term loan facilities becoming on demand or altering to the disadvantage of the Company the terms of any such facility or intimating the enforcement by any such lender of any security which it may hold over any assets of the Company and, so far as the Sellers are aware, there are no circumstances which would now (or which could with the giving of notice or lapse of time or both) give rise to any such notice.

(p)	None of the facilities of the Company are dependent on the guarantee or support or indemnity of, or any security provided by, the Sellers or any other person.

6.	Statutory Books, Documents Filed and Information Provided

(a)
The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is accurate and complete in all respects, includes copies of all resolutions and documents required to be incorporated therein and fully sets out the rights and restrictions attaching to each class of the Company’s share capital.

(b)
All documents required to be filed with or delivered to the Registrar of Companies in respect of the Company have been duly filed and all legal requirements in connection with its conduct and with all issued shares, debentures and other securities thereof have been complied with in full.

(c)
The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal and no notice or allegation that any of them is incorrect or should be rectified has been received.

(d)
The accounting records of the Company comply with the requirements of sections 221 and 222 of the Companies Act 1985. The Company has maintained its books and records accurately and in accordance with generally accepted accounting principles and standards and such books and records accurately reflect in all material respects all transactions entered into by the relevant company and the Company’s current debtors and creditors.

(e)
The Company is in possession of all books, records, papers, deeds and documents relating to its business, assets and liabilities and does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means which (including all means or access thereto and therefrom) are not under the exclusive ownership and direct control of the relevant company.

6.6
All statements of fact and other information in relation to the Company and its activities contained in the excel spreadsheets given by (or on behalf of) the Sellers to the Buyer headed “ZDP Financial Forecast 2008- 2009 March 08 V4 Detail.xls (2MB)” and “ZDP 3 Year P&L Forecast 08-11.xls (55KB)” (which are attached to this Agreement as Appendix A) were true, complete and accurate in all respects when given and insofar as they or either of them have not been superseded, altered or varied by matters made known in writing to the Buyer on or prior to the date of this Agreement are now true, complete and accurate in all respects and there is no fact or matter not Disclosed which renders any such statements or information untrue or misleading because of any omission or ambiguity or for any other reason. To the extent that any such information in such excel documents consisted of statements of opinion, estimates, forecasts and/or projections, such information was provided in good faith and based upon reasonable assumptions and to the best of the Sellers’ knowledge and belief at the time.

7.	Ownership and Condition of Assets

(a)
All the property and assets which are described and included in the Accounts or the other books and records of the Company and which are primarily used in connection with the business of the Company and which are in the ownership of the Company are:

(a)	legally and beneficially owned solely by the Company;

(b)	where capable of possession, in the possession or control of such company or it is entitled to take possession or control of such asset;

(c)
free from all Encumbrances (excepting only liens arising by operation of law in the normal course of trading) and there is not any agreement or commitment to give or create, and no claim has been made by any person entitled to any Encumbrance; and

(d)	situated in the United Kingdom.

(b)
None of the assets referred to in Paragraph (a) of this Schedule are the subject of any assignment, royalty, overriding royalty, factoring arrangement, leasing, rental or hiring agreement, hire purchase agreement for payment on deferred terms or any similar agreement or arrangement (excepting any retention of title Clauses in contracts).

(c)	The Company owns all assets which are necessary for the effective operation of its business.

(d)
All the equipment and vehicles owned or used by the Company are in satisfactory repair and working order taking into account their age and use and have been maintained as appropriate in the circumstances and no substantial repairs are in hand or required and none of such equipment or vehicles are in need of renewal or replacement.

(e)	The Company is not owed and does not owe any third party any sums in excess of £1,000, other than trade debts incurred in the normal and usual course of business.

(f)
All documents which in any way affect the right, title or interest of the Company in or to any of its assets and which attract stamp duty (or would do so if brought into the United Kingdom) or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to one appropriate authority have been duly stamped within the requisite period for stamping.

(g)
The Company has not received any sum, property or benefit, the payment or transfer of which is liable to be avoided, or which is liable to be recovered from it under any rule of law and does not hold any sum, property or right as trustee or constructive trustee.

8.	Contracts

(a)	The Disclosure Letter contains:

(a)
complete and accurate copies of all material written agreements of whatever nature entered into by the Company with any other person and complete and accurate details of any amendments or variations agreed to be made to any of such agreements; and

(b)
where the Company is a party to any material agreement or arrangement with any third party which has not been recorded in writing sufficient details of such agreement or arrangement for the Buyer to understand the rights and obligations of the relevant company and the relevant third party in relation to the relevant agreement or arrangement.

(b)	Save as Disclosed, the Company is not a party or subject to or under a Liability in respect of nor has it undertaken (by assignment or otherwise) or made any offer or tender to enter into any:

(a)
contract of an onerous or long-term nature or to any contract which is known to be or which may become unprofitable or which cannot readily be fulfilled or performed by the Company on time and/or without undue or unusual expenditure of money or effort by the Company or to any contract or obligation outside the normal course of the Company’s business;

(b)
agreement, arrangement or understanding which is not terminable by the Company on less than 3 months’ notice without compensation or which in any respect is unusual having regard to the usual practice of the Company or other persons carrying on businesses similar to the Company’s business;

(c)	agreement or arrangement to which the Consumer Credit Act 1974 applies or in respect of which a direction has been made by or on behalf of the Director of Fair Trading;

(d)
contract or arrangement which is invalid or which is voidable or can be rescinded or repudiated by any party (including the Company) and the Company has not received or given notice of any intention to terminate any such agreement or arrangement or itself repudiated or disclaimed any such transaction; or

(e)	any agreement or arrangement (other than any agreement contained in the contract of employment of any employee which has been Disclosed) requiring it to pay any commission, finder’s fee or royalty.

(c)
The Company does not carry on any activities that constitute a regulated activity for the purposes of the Financial Services and Markets Act 2000 from inside or outside the United Kingdom nor has it ever carried on such activities.

(d)
There is not outstanding in connection with the business of the Company any material offer tender or the like which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person firm or corporation and details of any potential contractual arrangements which are currently being negotiated or discussed are set out in the Disclosure Letter.

(e)
So far as the Sellers are aware there are no grounds for the invalidity of or for rescission, avoidance or repudiation of any agreement to which the Company is a party. No threat or claim of default under any agreement to which the Company is a party has been made and is outstanding against the Company or any contract counter-party. No notice of any intention to do any of the foregoing has been received or given by the Company. No party to any material agreement to which the Company is a party has given notice of its intention to terminate, or has sought to repudiate or disclaim, such agreement.

(f)
So far as the Sellers are aware the Company has never defaulted under any agreement, trust deed, instrument or any arrangement to which it is a party and no claim of any default has been made against the Company and no other party is in default under any agreement with the Company and there is nothing whereby any such agreement or arrangement may be terminated, rescinded, avoided or repudiated by any other party or whereby the terms of it may be worsened.

(g)
The Company has not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of directors or employees to enter into routine trading contracts or similar agreements or arrangements in the normal course of their duties).

9.	Related Party Transactions

(a)
There are set out in the Disclosure Letter details of all goods and services provided to the Company by the Sellers (whether provided to the relevant company free of charge or at any cost) and which are used in the day to day operation of the business of the Company at Completion.

(b)
There are no outstanding debts (whether or not due for payment and including contingent liabilities), unfulfilled obligations (present or future, actual or contingent), claims or liabilities owing by or to the Company to or by the Sellers and there are no circumstances in existence which are likely to give rise to any such claim or liability.

(c)
The Sellers do not have any direct or indirect interest in any firm, company or other entity which is or is likely to be or become, competitive with the business of the Company (save as the beneficial owner of any class of securities of any company listed on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) and in respect of which a Sellers or such person is beneficially interested in less than five per cent of all the issued securities of that class).

(d)
There is not outstanding any contract or arrangement (whether in writing or not) to which the Company is a party or by which it is or might be affected in any way and in which the Sellers are or has been interested, directly or indirectly, and the Company is not a party to nor have its profits or financial position been affected by any contract or arrangement which is not of an entirely arm’s length nature.

10.	Employees

(a)
Particulars of the main terms and conditions of employment of all of the officers and employees of the Company (including, without limitation, details of their respective names, dates of birth, the date of commencement of their continuous period of employment, all remuneration, incentives, bonuses, expenses, commissions or profit sharing arrangements and other payments, share option schemes and other benefits whatsoever payable and where an employee has been continuously absent from work for more than one month, the reason for the absence) are set out in the Disclosure Letter. None of such officers or employees has given or received notice in writing terminating their employment.

(b)
There are no contracts of service with employees (whether or not in writing) which cannot be terminated by the Company by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and the Company has not given or received notice of resignation from any of its present employees.

(c)	Save as set out in the schedule of employees of the Company referred to in Paragraph (a) of this Schedule and attached to the Disclosure Letter:

(a)	the Company does not have any employees;

(b)
there are no terms and conditions of employment in place for any employee other than the Company written standard terms and conditions of employment, copies of which are attached to the Disclosure Letter;

(c)
no employee receives or is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration, insurance, benefit in kind, motor vehicle for private use or other reward other than wages or salary at a fixed rate.

(d)
The Company is not obliged to increase the total annual remuneration payable to its officers and employees other than as set out in their terms and conditions of employment, copies of each of which are attached to the Disclosure Letter. The Company has not offered or agreed to increase the present remuneration of, or altered or sought to alter the terms and conditions of employment of any of its current employees.

(e)
There is no liability, outstanding or contingent or anticipated, to any present or former employee of the Company (including, without limitation in respect of any PAYE, national insurance and/or pension contributions) other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses and no present or former employee of the Company has notified the Company of any claim, against the Company or right to be indemnified by the Company arising out of an act or omission in the course of his office or employment or in relation to the termination of that office or employment on or before the date of this Agreement (whether under the Employment Rights Act 1996, Race Relations Act 1976, Equal Pay Act 1970, Sex Discrimination Act 1975, Sex Discrimination Act 1986, Disability Discrimination Act 1995, Working Time Regulations 1998, National Minimum Wage Act 1998 and the regulations made under such acts or regulations or any other act or otherwise).

(f)	In relation to each of the present officers or employees of the Company, the Company has in all material aspects:

(a)
complied with all obligations imposed on it by articles of the Treaty establishing the European Community, European Commission regulations and directives and all statutes and regulations relevant to the relations between it and its employees;

(b)	maintained up to date, adequate and suitable records as are required regarding the service of each of its employees;

(c)
maintained up to date, adequate and suitable records as required by statute for the purposes of the Working Time Regulations 1998 and has complied with all other obligations to its workers (as defined in section 2 of such Regulations) under such Regulations and there are no claims pending or threatened by any present or former officer or employee of the Company or the Health and Safety Executive or any local authority Environmental Health Department or any trade union or employee representative related to the Working Time Regulations;

(d)	complied with all collective agreements for the time being dealing with such relations or the conditions of service of its employees; and

(e)	complied with all relevant orders and awards made under any statute affecting the conditions of service of its employees.

(g)	No amounts due to or in respect of any of the officers or employees or former employees of the Company are in arrears or unpaid.

(h)	No claim for unfair dismissal has been made against the Company by any former employee in the last 12 months.

(i)
No employment conditions of any employee of the Company nor anything that has occurred prior to the date of this Agreement will give rise to any claim for sex or age discrimination or equal pay either under domestic, United Kingdom or European law or for race discrimination.

(j)
No trade union, works council, staff association or other body representing employees is recognised in any way for bargaining, information or consultation purposes in relation to the employees of the Company and there are no agreements (whether legally binding or not) with any such representative body in relation to the employees and there is no dispute with any such representative body pending or threatened.

(k)
There is no plan, scheme, commitment, policy, custom or practice (whether legally binding or not) relating to redundancy affecting any of the employees of the Company which is more generous than statutory redundancy requirements.

(l)
There is no agreement or arrangement between the Company and any of its employees or officers with respect to his or her employment, his or her ceasing to be employed or his or her retirement which is not included in the written terms of his or her employment and there is no agreement, arrangement, scheme or obligation for the payment of any pensions, allowances, lump sums or other like benefits on redundancy on retirement or on death or during periods of sickness or disablement for the benefit of any of the officers or employees of the relevant company or former officers or employees or for the benefit of dependants of such persons.

(m)
So far as the Sellers are aware all plans, schemes, commitments, policies, custom or practice for the provision of benefits to the Company employees comply in all respects with all relevant statutes, regulations and other laws and all necessary consents in relation to the same have been obtained and all governmental filings in relation to the same have been made.

(n)	So far as the Sellers are aware all obligations under statute and otherwise concerning the health and safety at work of the Company’ employees have been complied with.

(o)
There are no current litigation, arbitration or mediation or administrative or criminal proceedings against the Company by any current or former employee or third party in respect of any accident or injury.

(p)	The Company has not:

(a)	entered into any arrangement involving the acquisition of non-cash assets or disposal to;

(b)	granted any loan or quasi-loan to, entered into any guarantee or credit transaction with; or

(c)	provided any security in connection with any loan, quasi-loan or credit transaction with,

any current or former director or any person connected with such a person.

(q)	Within the two years preceding Completion, the Company has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).

(r)
Save for the employees who are listed in the Disclosure Letter, details of any other persons who have at any time in the last 12 months been employed by the Company (including details of the role they were employed to perform, the date on which their employed terminated and the reason for their departure) are disclosed in the Disclosure Letter. There is not outstanding any offer of employment or engagement to work for the relevant company that has not yet been accepted, or that has been accepted but the relevant employment has not yet commenced.

10.19
So far as the Sellers are aware, no person other than the individuals listed as employees in the Disclosure Letter would be able to argue that he or she has the protections afforded to employees or workers under any employment legislation.

11.	Pensions

(a)
The Company has never entered into any agreement, sponsored, designated, participated in or contributed to any arrangement (whether or not closed, funded or approved) for providing pension or other benefits on, or in anticipation of, the retirement, death, accident or sickness of any current or former director or employee of the relevant company (for the purposes of this Paragraph 11 of this Schedule, together “Employees”), nor has it agreed or announced any proposal to enter into or establish any such arrangement.

(b)	The Company has complied with its duty to facilitate access to a stakeholder pension scheme under section 3 Welfare Reform and Pensions Act 1999 and, in particular, it has:

(a)	after appropriate consultation, designated one or more stakeholder schemes for relevant Employees;

(b)	supplied information about the designated scheme to relevant Employees; and

(c)	allowed the scheme representatives reasonable access to relevant Employees.

12.	Service Providers

(a)
Details of all consultants, contractors, agents and other persons engaged by the Company to provide any services of any nature to it (together the “Service Providers”) are set out in the Disclosure Letter and there is not outstanding any offer made by the Company to any such person to provide any services to either of them.

(b)
Copies of all agreements containing the terms on which any existing Service Providers are engaged by the Company are attached to the Disclosure Letter and there are no material terms applicable to the engagement of any of such Service Providers which are not set out in such agreements.

13.	Litigation and Disputes

(a)
The Company is not in default under any agreement to which it is a party or in respect of any other obligation binding upon it and neither it nor any person for whose acts or defaults it is vicariously liable is claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or have been threatened or are pending by or against or concerning each of them or any of its assets and, so far as the Sellers are aware, there are no circumstances in existence which may give rise to any of the foregoing.

(b)	The Sale Shares were not purchased or subscribed for by the Sellers with funds derived from criminal proceeds.

(c)
The Company nor any employee, officer, agent or former officer, agent or employee of a member of the Company have not been convicted of any offence in relation to either of them, and no employee or officer has to the knowledge of the Sellers been convicted of any offence which reflects upon his or her suitability to hold his or her position or upon the reputation of either of them.

(d)	The Company is not being or ever has been prosecuted for any criminal offence and there are no circumstances in existence likely to lead to any such prosecution.

14.	Property

14.1
Copies of all agreements containing the terms on which any freehold or leasehold property is currently owned, leased or used by the Company are attached to the Disclosure Letter and there are no material terms applicable to the Property which are not set out in such agreements.

14.2
The Property is the only land and premises (freehold or leasehold) owned, used or occupied by the Company and the Company has never been a party to any lease or licence in respect of which any actual or contingent obligations may subsist.

14.3	The Company has in its possession all deeds and documents of title necessary to prove good title to the Property.

14.4
There are no disputes or outstanding notices which may materially or adversely affect the value of the Property or the proper use and enjoyment of the Property for the purpose of the business now being carried on or at the Property by the Company nor are there any matters or things known to the Sellers and which are not apparent from an inspection of the Property which may materially or adversely affect the value of the Property or the proper use and enjoyment thereof.

14.5
The Company has not received any notice of breach of any covenants, restrictions, reservations, conditions, agreements, statutory requirements, bylaws, orders, building regulations and other stipulations and regulations affecting the Property and the use of the Property.

14.6
All outgoings payable under the terms of the Lease have been paid to date including rent, service charge and insurance and no notice of any alleged breach or non-observance of any of the terms of such Lease has been served on the Company.

14.7
The Company has exclusive vacant possession and occupation of the Property and the Property is not subject to any lease, tenancy, licence to occupy or agreement to grant any of them nor are the Sellers aware of any person who has or claims to have any interest, right or easement of any kind in respect of the Property adverse to the interest or title therein of the Company.

14.8
The Company has not received notice of any disputes concerning boundaries, easements, covenants or other matters relating to the Property or its use and occupation and there are no pending or anticipated disputes, actions, claims or demands in respect of the Property.

14.9	The written replies given by or on behalf of the Sellers to enquiries before contract raised by or on behalf of the Buyer relating in any way to the Properties are true and accurate in all respects.

15.	Insurances

(a)	The Company maintains, and at all material times has maintained the level of insurance cover which it is contractually and legally required so to do.

(b)
Copies of all insurance policies effected by the Company are attached to the Disclosure Letter and so far as the Sellers are aware all such insurance policies are currently in full force and effect and any premiums due in respect of such policies have been paid.

(c)
The Company has not done or omitted to do or suffered anything to be done or not to be done which has or, so far as the Sellers are aware, is likely to render any policies of insurance taken out by it void or voidable or which will result in an increase in the rate of premiums on the said policies and there are no claims outstanding and, so far as the Sellers are aware, no circumstances which would give rise to any claim under any policies of insurance.

(d)
So far as the Sellers are aware there are no outstanding claims against the Company in respect of any professional negligence, product liability or of any accident or injury (whether to property or to person) which is not fully covered by insurance.

16.	Business Intellectual Property

(a)
Complete and accurate particulars of all the intellectual property rights in relation to which the Company is the sole unencumbered legal and beneficial owner and, where registered, the sole registered proprietor are set out in the Disclosure Letter.

(b)
For the purposes of this Schedule, “Business Intellectual Property” means all material Intellectual Property used by the Company in the business of the Company at any time prior to Completion including, without limitation, the Owned IP and the Licensed IP.

(c)
Complete and accurate particulars of all material unregistered Owned IP and complete and accurate particulars as to ownership and registration (and applications therefor) of any registered Owned IP, including priority and renewal dates where applicable, are set out in the Disclosure Letter.

(d)
So far as the Sellers are aware each and every part of the Owned IP is valid, subsisting and enforceable and not subject to any limit as to time or any other limitation, right of termination, reassignment or restriction.

(e)
So far as the Sellers are aware none of the Business Intellectual Property is the subject of any pending or threatened proceedings for opposition, cancellation, revocation or rectification or claims by any person (including, without limitation, from the Sellers or any employees or former employees of the Company) and, so far as the Sellers are aware, there are no facts or matters in existence (including but without limitation acquiescence in the activities of third parties) which might give rise to any such proceedings or to any threat to the validity or enforceability of the Business Intellectual Property.

(f)	All application and renewal fees and costs and charges regarding the Owned IP due on or before Completion have been paid in full.

(g)
The Company has not granted or entered into, and is not obliged to grant or enter into, any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing or otherwise permitting or authorising the use or exploitation of the Business Intellectual Property by third parties or which prevent, restrict or otherwise inhibit the Company's freedom to use and fully exploit the Owned IP (whether now or in the future).

(h)
All Licensed IP is licensed by the Company under the agreements licences, consents or other documentation appended to the Disclosure Letter (the "IP Licences"). So far as the Sellers are aware all the IP Licences are valid and subsisting (and will continue to be so notwithstanding Completion). Neither the Company nor any other party to any of the IP Licences is in breach of any of the provisions thereof and there are no circumstances that may give rise to the early termination of any of the IP Licences.

(i)
So far as the Sellers are aware none of the Owned IP is currently being infringed or has been so infringed in the 12 month period preceding Completion and no third party has threatened any such infringement and nor is it the subject of any claim for ownership or compensation by any third party or any criminal investigation or prosecution in relation thereto.

(j)
Other than the IP Licences, the carrying on of the Company's business as presently constituted does not require any licences or consents from or the making of royalty or similar payments to any third party.

(k)
So far as the Sellers are aware the Company is not, and has not for the 12 month period prior to Completion been, engaged in any activities which, and none of the Company's activities, processes or products, infringe any Intellectual Property or other rights belonging to or vested in any third party.

(l)
There are no outstanding claims against the Company, and the Sellers are not aware of any circumstances that may give rise to any such claim, for infringement of any Business Intellectual Property and no such claims have been settled by the giving of any undertakings which remain in force.

(m)
The Company does not carry on business or sell any product or service under any name other than its corporate name and the trading names, trade marks, current product names and other trading styles as disclosed to the Buyer in the Disclosure Letter.

(n)
Save as Disclosed, the Company has not granted or entered into, nor is obliged to grant or enter into, any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing or otherwise permitting or authorising the use or exploitation of any Owned IP by any third parties. Where the Company has granted or entered into any such agreement, arrangement or understanding as Disclosed, it is not in breach of any of those agreements, arrangements or understandings prior to the date of Completion.

(o)
The Company does not use any processes or are engaged in any activities which involve the misuse of any confidential information belonging to any third party or any alleged misuse and the Sellers nor the Company has received any notice of any such misuse by any third party. Neither the Company nor the Sellers are aware of any actual or alleged misuse by any person of any of their confidential information.

17.	Computer Systems

(a)	All the computers and computer systems owned by the Company or used by or on behalf of the Company (including software, peripherals, communication links, storage media):

(a)	are in satisfactory operating order and are fulfilling the purposes for which they were acquired or established in an efficient manner without material failures, downtime or errors;

(b)	have adequate capacity for the Company’s present needs;

(c)
on the date of this Agreement, have adequate security, back-up systems, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel to ensure that breaches of security, errors and breakdowns are kept to a minimum and that the availability, confidentiality and integrity of data held or transmitted by the computer systems used by the Company are preserved;

(d)	are under the sole control of the Company, are located in premises within the United Kingdom occupied by it, are not shared with or used by or on behalf of or accessible by any other person; and

(e)	comply with and are used in accordance with the Data Protection Act 1998 (the “Data Protection Legislation”) and the data protection principles established under the Data Protection Legislation.

(b)
The Company has not suffered any major failures or bugs in or breakdowns of any of the computer systems (including hardware and software) which it currently uses in its business or in any website which have resulted in significant or repeated disruption or loss or interruption in or to its use.

(c)	All software used on or stored or resident in the Company’s said computers or computer systems:

(a)	performs satisfactorily and without any apparent defect;

(b)	is lawfully held and used and so far as the Sellers are aware does not infringe the copyright or other Intellectual Property of any person and all copies held have been lawfully made; and

(c)
as to the copyright therein, in the case of software written or commissioned by the Company, is owned exclusively by it, no other person has rights therein or rights to use or copies of the software or source codes, and complete written listings and written copies of the source codes for the software are held by it.

(d)
So far as the Sellers are aware, no person is in a position, by virtue of his rights in, knowledge of or access to any of the computer systems used by the Company or any part of them (including software) to prevent or impair the proper and efficient functioning of the computer systems.

(e)	The Company is the sole registered owner of the domain names Disclosed in the Disclosure Letter.

18.	Data Protection

(a)
The Company has obtained and maintained in force all registrations necessary under the Data Protection Legislation in relation to its business including, without limitation, all necessary registrations relating to the obtaining, holding, processing, transfer and disclosure of personal data effected by it (including, without limitation, to the Buyer).

(b)	The Company has duly complied with and currently complies with all requirements under the Data Protection Legislation including, without limitation:

(a)	the data protection principles set out under the Data Protection Act 1998;

(b)	requests from individuals for access to person data held by it;

(c)	the requirements relating to the registration and/or notification of processing of personal data; and

(d)	where necessary, under the Data Protection Act 1998, acquiring the consent of the data subjects to the processing of personal data relating to them has been obtained.

(c)
The Company has not received a notice from or any other correspondence from the Information Commissioner regarding non-compliance or alleged non-compliance by it with any provision of the Data Protection Acts 1984 and 1998 (including, without limitation, the data protection principles) and, so far as the Sellers are aware, no individual has alleged that it has failed to comply with the provisions of any Data Protection Legislation or claimed compensation from it under such legislation including for unauthorised disclosure of personal data and there are no circumstances existing which might give rise to the it receiving such a notice or might give rise to such an allegation being made.

19.	Legal Matters

(a)
The Company has at all times conducted its business in accordance with its memorandum and articles of association and all applicable law and regulations of any jurisdiction in which it carries on business and, so far as the Sellers are aware, there has been no violation of, or default with respect to, any order or judgement of any court, tribunal, governmental agency or regulatory authority in any jurisdiction which has, or could have, a material adverse effect on its assets or business.

(b)
Due compliance has been made with the provisions of the Act and other legal requirements in connection with the formation of the Company, the allotment and issue, purchase and redemption of shares, debentures or other securities, the payment of dividends, any reduction of share capital and the conduct of its business and no notice or allegation has been received that any of the foregoing is incorrect or should be rectified.

(c)
So far as the Sellers are aware there is no ongoing governmental, regulatory or other investigation, enquiry or disciplinary action regarding the Company or any of its activities and, in so far as the Sellers are aware, none is pending or threatened there are no circumstances known to the Sellers which could give rise to such an investigation, enquiry or action.

19.4
The Company has all necessary licences, permissions, authorisations and consents (together the “Licences”) (full details of which are Disclosed) required for the proper carrying on of its business in any part of the world and each Licence is valid, in force and unconditional or subject only to a condition that has been fulfilled and under which no further action is required.

20.	Competition and Trade Regulation Law

(a)
There are no agreements, arrangements or understandings in force restricting the freedom of the Company to provide and take goods or services or to otherwise conduct its trade and business by such means and from and to such persons as it may from time to time think fit.

(b)
The Company is not nor has been party to any agreement, arrangement, concerted practice or course of conduct which so far as the Sellers are aware infringes any competition, anti-restrictive trade practice, anti-trust law or legislation applicable in the United Kingdom or elsewhere.

(c)
The Company is not in a dominant position in a market in the European Community or European Economic Area, or a substantial part of a market in the European Community or European Economic Area, for the purposes of Article 82 of the Treaty of Rome and Article 54 of the Agreement on the European Economic Area.

(d)
The Company has not received any process, notice or other communication (whether formal or informal) by or on behalf of the Office of Fair Trading or the European Commission or any other authority of any country or any political or administrative sub-division thereof having jurisdiction in competition, anti-trust or analogous regulatory matters in relation to any aspect of its business or any agreement or arrangement to which it is or is alleged to be a party and, so far as the Sellers are aware, there are no matters which exist which make it likely to receive any such process, notice or communication.

(e)
The Company has never ever received, any aid (as that term is understood for the purposes of Articles 87 to 89 of the Treaty of Rome) from a Member State of the European Community or from State resources and it is not aware of any investigation, complaint, action or negative decision in relation to the receipt or alleged receipt by it of any aid or alleged aid or of any such threatened investigation, complaint, action or negative decision.

21.	The Games

(a)	The Company is the sole legal and beneficial owner, registered proprietor or licensee of all of the Games, free from any Encumbrances.

(b)	Full and complete details of all Games and copies of any licences and other agreements relating to them (including, without limitation, their Exploitation) are Disclosed.

(c)
All royalties and other payments due to any third party by the Company in respect of the development and/or Exploitation of the Games prior to Completion have been paid in full and in accordance with the terms of the relevant contracts. For the purposes of this paragraph 21, “Exploit” shall mean to reproduce, manufacture, publish, market, distribute, sell, licence, disseminate, communicate, make available, diffuse, perform, display, exhibit, show, play, transmit, re-transmit, download, rent, hire, lend, issue to the public and otherwise exploit and authorise any third party to do any of the foregoing and “Exploitation” shall be construed accordingly.

(d)
The Company enjoys good relations with all contributors to the Games and the Sellers have no knowledge of any disputes or disagreements with any of them which would result in them failing to perform their obligations. No loans have been made to such persons nor has any agreement been entered into to pay sums for or on behalf of any of them other than as Disclosed and the Company does not have the custom of granting perquisites to any of them.

(e)	The Company has not received any notification from third parties at the date hereof of their intention to audit or inspect the books and records of the Company pertaining to any of the Games.

(f)
Attached to the Disclosure Letter is an up to date accurate and complete publication release schedule of all Games developed, in development, Exploited and/or to be Exploited by the Company. The Sellers have disclosed all material correspondence relating to the progress of uncompleted Games. None of the completion dates stated therein have been delayed and the Sellers have no reason to believe that any such dates falling after Completion will be delayed.

(g)
All contributors to the Games (other than Games which have not been produced by or for the Company or in respect of which the rights have not been assigned to the Company) have been either employees of the Company or have assigned all Intellectual Property in their work to the Company.

(h)
Work-in-progress in respect of the Games is at its normal level having regard to current orders and to orders reasonably anticipated from customers of the Company and attached to the Disclosure Letter is a true complete list of all work in progress.

(i)
Accurate copies of all licences or other agreements or arrangements concerning rights to the Games have been sent to the Buyer and there has been no other agreement or arrangement to grant rights to another to exploit any of the Games entered into.

(j)
So far as the Sellers are aware the Company’s Exploitation of the Games has not infringed the Intellectual Property of any third party and, after Completion, the Company will be entitled to continue to Exploit the Games and such Exploitation will not infringe the Intellectual Property of any third party.

Part 2: Tax Warranties

1.	Definitions

In this Part 2 of Schedule 2:

1.1	Paragraphs 1.2, 1.3 and 1.4 of the Tax Covenant shall apply.

1.2
References to any provision of an enactment are references to it as from time to time amended, consolidated or re-enacted (with or without modification), and also include any provision replaced by such provision.

2.	General/Compliance

Accounts

2.1
All liabilities, whether actual, deferred, contingent or disputed, of each Company for tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are properly provided for or (as appropriate) disclosed in the Accounts to the extent required by UK GAAP. All other warranties relating to specific tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.

Position since Accounts Date

2.2	Since the Accounts Date:

(a)
the Company has not been involved in any transaction which has given or may give rise to a liability to tax on the Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than tax in respect of normal trading income or receipts of the Company concerned arising from transactions entered into by it in the ordinary course of business;

(b)	no event has occurred which has or may have the effect of prejudicing any Relief taken into account in computing or eliminating the provision for deferred tax contained in the Accounts; and

(c)	no accounting period (as defined in section 12 of the Taxes Act) of the Company has ended as referred to in section 12(3) of that Act.

Continuing commitments

2.3
All revenue sums greater than £10,000 payable under any obligation incurred by the Company prior to Completion and which will continue to bind the Company after Completion have been deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Company or in computing the corporation tax or corresponding tax chargeable on them.

Returns etc

2.4
The Company has duly, made all returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities in the last six years and maintains all records required to be maintained for tax purposes; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Sellers are aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised, by any tax authority.

Disputes, investigations

2.5
The Company is not involved in any current dispute with any tax authority or is or has in the last six years been the subject of any investigation, enquiry, audit or non-routine visit by any tax authority. So far as the Sellers are aware in relation to the Company there is no planned investigation, enquiry, audit or non-routine visit by any tax authority and there are no facts which might cause such an investigation, enquiry, audit or non-routine visit to be instituted.

Penalties, interest

2.6
Within the past three years, neither the Company nor any director or officer of the Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any tax authority, any penalty, fine, surcharge or interest in respect of tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant tax authority, or any failure to keep or preserve any records or to pay tax on the due date for payment).

Consents, clearances

2.7
No transaction in respect of which any consent or clearance was required or sought from any tax authority has been entered into or carried out by the Company without such consent or clearance having first been properly obtained and all information supplied to any tax authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance. Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective. No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

Special arrangements

2.8
No tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Company’s affairs which is in force at Completion.

Administration

2.9
In relation to the Company, the Disclosure Letter gives full details of all assessments to tax made by any tax authority, and any determinations or directions made by any tax authority of or in relation to amounts of tax or relevant to the calculation of tax, which are subject to appeal.

Corporation Tax instalment payments

2.10	the Company is not a large company within the meaning of Regulation 3 of The Corporation Tax (Instalment Payments) Regulations 1998.

Outstanding rights

2.11
The Disclosure Letter gives details of the rights of the Company which have not, at the time of Completion, been exercised, to make any claim for Relief and any rights to make an appeal against an assessment of any tax.

Withdrawal etc. of Reliefs after Completion

2.12
No Relief has been claimed by and/or given to the Company, or taken into account in determining or eliminating any provision for tax or deferred tax in the Accounts, which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of the sale and purchase hereunder.

Withholdings

2.13
The Company has made all deductions and retentions of or on account of tax as it was or is obliged or entitled to make and all such payments of or on account of tax as should have been made to any tax authority in respect of such deductions or retentions.

3.	Employees/Pensions

3.1
All National Insurance contributions and sums payable to HM Revenue & Customs under the P.A.Y.E. system and any amounts of a corresponding nature payable to any foreign tax authority due and payable by the Company up to the date hereof have been paid and the Company has made all such deductions and retentions as should have been made under section 203 to 203J of the Taxes Act and Part 11 of ITEPA and all regulations made thereunder or under any comparable laws or regulations of any relevant foreign jurisdiction.

3.2
The Company has not adopted nor operates, nor is part of any scheme approved, or for which approval has been or is to be sought, under section 202 of the Taxes Act (Charities: Payroll Deduction Scheme).

3.3	Since the Accounts Date, no payment has been made to the Company to which section 601 of the Taxes Act applies (pension scheme surpluses: payments to employers).

3.4
No tax relief for any contribution made or that may be made to any pension scheme after the Accounts Date could be restricted under section 112 of the Finance Act 1993 by reference to contributions made in or provisions for contributions made in respect of any period ending on or prior to the Accounts Date.

4.	Capital Assets

4.1
If the Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Accounts to a person not connected with it and by way of bargain at arm's length, no liability to tax would arise by reference to any actual or deemed profit or gain and the Company has not acquired any such asset except by way of bargain at arm's length and from an unconnected person.

4.2
No allowable loss which might accrue on the disposal by the Company of any asset is liable to be reduced or eliminated and no chargeable gain is liable to be created or increased by virtue of any depreciatory transaction which occurred prior to Completion or reduction in value of that or any related asset for the purposes of corporation tax on chargeable gains or any corresponding tax of any relevant foreign jurisdiction.

4.3	The Company has not made any election under section 171A or 179A of the TCGA or paragraph 66 of Schedule 29 to the Finance Act 2002.

4.4	The implementation of the transactions contemplated by this Agreement will not give rise to any deemed disposal or realisation by the Company of any asset for any tax purpose.

4.5	No asset of the Company has any “held-over gain” as referred to in section 154 of the TCGA to which section 154(2) of the TCGA applies.

5.	Intangible Fixed Assets

5.1
Otherwise than as provided for in the Accounts, if the Company disposed of each of its assets which qualifies for capital allowances, or disposed of any pool of such assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the Accounts, no balancing charge would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances.

5.2
If the Company realised each of its intangible fixed assets to which Schedule 29 to the Finance Act 2002 applies for a consideration equal to its book value as shown in or adopted for the purposes of the Accounts, no credit would be required to be brought into account.

5.3
All intangible fixed assets (including goodwill) owned by the Company and treated for tax purposes as assets falling within Schedule 29 FA 2002 (gains and losses of a company from intangible fixed assets) are disclosed.

Group composition

5.4	During the period of six years prior to Completion the Company has not been treated as a member of a group for tax purposes.

6.	Close Companies

6.1	In the period of six years prior to Completion:

(a)	the Company has not made any transfers of value within section 94 of the Inheritance Tax Act 1984;

(b)	the Company is not and has not been a close investment-holding company as defined in section 13A of the Taxes Act; or

(c)	the Company has not issued a relevant discounted security to which paragraph 18 of Schedule 9 to the Finance Act 1996 (Discounted securities of close companies) may apply.

6.2
The Company has not made a loan to which the provision of section 419 (as extended by section 422) of the Taxes Act (loans to participators and associates) applies which is outstanding at Completion or has been waived, released or repaid since the Accounts Date.

7.	Distributions etc.

General

7.1	The Company has not in the period of six years prior to Completion:

(a)	made any distribution or deemed distribution within the meanings of section 209, 210 or 418 of the Taxes Act (distributions and deemed distributions) except as provided for in its audited accounts;

(b)	repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

(c)
capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than wholly for new consideration (as defined in section 254 of the Taxes Act).

8.	Company Residence etc.

Residence/permanent establishment

8.1
The Company is and has at all times been resident in the United Kingdom for tax purposes and is not and has not at any time been treated as resident in any other jurisdiction for any tax purpose (including any double Taxation arrangement). The Company is not subject to tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

Agency, permanent establishment

8.2	The Company is not liable for any tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any tax purpose.

9.	Transfer Pricing

All transactions that the Company has entered into have been and are on arm's length terms. There are no circumstances which as far as the Sellers are aware could cause any tax authority to make any adjustment for tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made, threatened or attempted in fact.

10.	Value Added Tax

10.1
For the purposes of this paragraph 11 the expression VAT legislation shall include the Value Added Tax Act 1994 and all other enactments in relation to value added tax and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with HM Revenue & Customs or any concession referred to in the Disclosure Letter.

10.2	the Company:

(a)
is registered for the purposes of value added tax, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs;

(b)	has complied fully with and observed in all material respects the terms of VAT legislation;

(c)
maintains complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and preserves such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

(d)	obtains credit for all input tax paid or suffered by it;

(e)	is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment;

(f)	is not required to make payments on account of value added tax for which it may become liable in a prescribed accounting period pursuant to the Value Added Tax (Payments on Account) Order 1993; and

(g)
is not and has not been subject under VAT legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making Taxable supplies.

10.3	There are no assets of the Company which are a capital item for the purpose of Part XV of the Value Added Tax Regulations 1995.

10.4
All VAT, import duty and other taxes or charges payable by the Company upon the supply, acquisition, use or importation of goods or services, and all excise duties payable in respect of any assets (including trading stock) imported or owned by the Company, have been paid in full.

11.	Stamp Taxes

General

11.1
All documents in the possession or under the control of the Company or to the production of which the Company is entitled which establish or are necessary to establish the title of the Company to any asset have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

11.2
The Disclosure Letter contains full details of any Relief or exemption from stamp duty, stamp duty land tax that has been claimed or obtained by the Company (including details of the parties to the relevant transaction, its subject matter and date and the nature of the Relief claimed), being a Relief or exemption which will or may be withdrawn or restricted as a result of:

(a)	any event that is planned to occur prior to Completion; or

(b)	any of the transactions contemplated by this Agreement; or

(c)	any event that might occur after Completion.

UK Land

11.3	For the purposes of the remaining provisions of this paragraph 13, the terms “land transaction” and “effective date” shall be construed in accordance with Part 4 of the Finance Act 2003.

11.4
The Company is not under nor may become subject to any obligation to deliver any return or further return in respect of any land transaction, or to pay additional stamp duty land tax or to pay stamp duty land tax where none was payable before, in respect of any land transaction which has an effective date prior to Completion, or in respect of which the date of the contract for that land transaction is prior to Completion.

11.5	The Company has not made any application to defer payment of stamp duty land tax pursuant to section 90 Finance Act 2003.

12.	Employee Share Incentives

12.1
No person has been granted options in a scheme approved under Schedules 3 or 4 ITEPA or options which qualify as enterprise management incentives under Schedule 5 ITEPA or are participants in a share incentive plan approved under Schedule 2 ITEPA in each case by reason of employment with the Company.

12.2
No person has been granted a right to acquire shares or securities which may give rise to a liability in respect of income tax or national insurance contributions or similar taxes in other jurisdictions on  the Company upon the exercise of that right or upon the acquisition of those shares or securities.

12.3
No person has acquired an interest in shares which is only conditional within the meaning of Chapter 2, Part 7 ITEPA as originally enacted (conditional interest in shares) nor acquired shares which are convertible within the meaning of Chapter 3, Part 7 ITEPA as originally enacted (convertible shares) which may give rise to a liability in respect of income or national insurance contributions on the Company under those provisions.

12.4	No person has acquired any employment related securities (within the meaning of Section 421B ITEPA) to which Part 7 ITEPA applies.

13.	Tax avoidance

13.1	The Company has not engaged in or been a party to any scheme or arrangement in respect of which the main (or one of the main) purpose or purposes is or was the avoidance of tax.

13.2
The Company has not been a party to any preordained series of transactions containing one or more steps which have no commercial purpose other than avoiding deferring or saving tax or obtaining of a tax advantage.

Schedule 3 – Earn-Out

1	Interpretation

The definitions in this paragraph apply in this Agreement.

"Earn-out Period"

the period of three Financial Years commencing on 4th April 2008 and ending on 31st March 2011.

"Expert"

a person appointed in accordance with paragraph 4 of this Schedule to resolve a dispute arising in relation to the calculation of Relevant Turnover and any Earn-out Payment.

"Lower Turnover Target"

the lower Turnover target of the Company in each Financial Year (“Relevant Financial Year”) during the Earn-out Period being:

a)	£5,000,000 for the Financial Year 4th April 2008 to 31st March 2009

b)	£6,000,000 for the Financial Year 1st April 2009 to 31st March 2010; and

c)	£7,000,000 for the Financial Year 1st April 2010 to 31st March 2011

"Relevant Turnover"

in relation to any Financial Year within the Earn-out Period, the aggregate Turnover of the Company as shown in the audited accounts of the Company for that period.

“Turnover”

the audited revenue of the Company net of all sales, excise, import or export, value added or similar tax or duty or other adjustments made in accordance with generally accepted accounting principles and practices in the United Kingdom then in force

"Upper Turnover Target"

the upper Turnover target of the Company in each Financial Year during the Earn-out Period being:

a)	£12,600,000 for the Financial Year 4th April 2008 to 31st March 2009

b)	£14,000,000 for the Financial Year 1st April 2009 to 31st March 2010; and

c)	£15,600,000 for the Financial Year 1st April 2010 to 31st March 2011

2	Amount of Deferred Payment

2.1	Subject to paragraph 2.2 below, the Buyer shall pay to each Seller, in accordance with the provisions of this Agreement and in Due Proportion, such amounts to form part of the Consideration:

2.1.1	by way of Earn-out Payment, in respect of each Relevant Financial Year during the Earn-out Period such amount as is equal to:

where:   A – B X USD$250,000
               C – B

A= the Relevant Turnover in respect of such Relevant Financial Year;

B=  the Lower Turnover Target in respect of such Relevant Financial Year; and

C= the Upper Turnover Target in respect of such Relevant Financial Year

Provided that the Earn-out Payment in respect of any Relevant Financial Year during the Earn-out Period shall not exceed USD$250,000; and

2.1.2
the Third Anniversary Payment provided the Company has in aggregate throughout the Earn-Out Period at least £1 of profit on ordinary activities after taxation (as shown in its audited accounts for each Financial Year).

2.2	The Buyer shall not be obliged to make:

2.2.1
an Earn-out Payment, in accordance with the provisions of paragraph 2.1.1 above, in relation to a Seller, if such Seller is a Leaver during the Relevant Financial Year to which such Earn-out Payment relates; and

2.2.2	the Third Anniversary Payment, in accordance with the provisions of paragraph 2.1.2 above, in relation to a Seller, if such Seller is a Leaver at any time on or before 31 March 2011.

2.3
For the avoidance of doubt nothing in paragraph 2.2 above shall prejudice the right of either Seller who remains employed by the Company at such time or who is a leaver in any circumstances other than being a Bad Leaver to receive any payments under this Schedule notwithstanding the fact that the other Seller may not be entitled to any such payments as a result of the foregoing provisions.

2.4	For the avoidance of doubt, the Sellers shall not be required to make any payment to the Buyer if the Relevant Turnover in any Financial Year falls below the Lower Turnover Target for such year.

2.5
In the event that the Company terminates a Seller’s Services Agreement other than in circumstances where such Seller is a Bad Leaver then the Buyer shall make any Deferred Payment or payment of principal under the Loan Notes due to a Seller pursuant to this Agreement or the Loan Note Instrument (save to the extent that such payments have already been made to a Seller) to a Seller in his Due Proportion within twelve months of the date of such termination.

3	Procedure for making deferred payments

3.1	The Buyer shall use its reasonable endeavours to ensure that the accounts of the Company are audited by the Auditors within 3 months of the last day of each Financial Year within the Earn-out Period.

3.2	The Buyer shall, within 15 Business Days of receiving the audited accounts of the Company for each Financial Year within the Earn-out Period, send to each of the Sellers:

3.2.1	a copy of the audited accounts of the Company; and

3.2.2	a certificate issued by the Auditors stating the amounts which are, in their opinion:

a)	the Relevant Turnover for such Financial Year;

b)	the amount of the Earn-out Payment (if any) payable in respect of that year .

3.3
Unless the Sellers shall serve written notice (a “Review Notice”) on the Buyer disputing the certificate prior to the day which falls 20 Business Days after receipt of such certificate, the amounts stated in such certificate shall be final and binding upon the parties for the purposes of this Agreement. Any such Review Notice must state the amounts in dispute and the reasons for the dispute and any adjustments which the Sellers would like to make to the certificate.

3.4
In the event of service of a Review Notice, the parties have 10 Business Days, starting with the expiry of the period referred to in paragraph 3.3 above, within which to resolve any disagreement relating to the certificate. The parties shall use their best endeavours to resolve the disagreement within that period.

3.5
Where the parties are unable to resolve their disagreement within the 10 Business Day period, the calculation of the Relevant Turnover and Earn-out Payment for the relevant Financial Year shall be referred to an Expert.

3.6
The Buyer shall, subject to Clause 9 of this Agreement, make the relevant Deferred Payment due to the Sellers in such year in the Due Proportion within a period of 5 Business Days starting with the day on which the amount of such payment has been agreed or determined pursuant to this Schedule.

3.7
Any Deferred Payment payable under this Schedule shall be satisfied by the payment by the Buyer to the relevant Seller by telegraphic transfer of immediately available funds to the account nominated to the Buyer by the relevant Seller for such purpose of an amount equal to such Deferred Payment.

3.8
Save as otherwise provided in this Schedule, the parties shall each bear their own costs incurred in the preparation of the certificate and the agreement of the Relevant Turnover and any Earn-out Payment.

4	Expert

4.1	An Expert is a person appointed in accordance with this paragraph 4 to resolve a dispute arising in relation to the calculation of Relevant Turnover and any Earn-out Payment.

4.2	The parties shall agree on the appointment of an independent firm of accountants to act as Expert.

4.3
If the parties are unable to agree on an Expert within seven days of either party serving details of a suggested expert on the other, either party may request the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint an Expert.

4.4	The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of three months of the matter being referred to the Expert.

4.5	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 4.4, then:

(a)
either party may apply to President for the time being of the Institute of Chartered Accountants in England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b)	this paragraph 4 applies in relation to the new Expert as if he were the first Expert appointed.

4.6	All matters under this paragraph 4 shall be conducted, and the Expert's decision shall be written, in the English language.

4.7
The parties are entitled to make submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

4.8
To the extent not provided for by this paragraph, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

4.9
Each party shall, with reasonable promptness, supply each other party with all information and give each other party access to all documentation and personnel as each other party reasonably requires to make a submission under this paragraph 4.

4.10
The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the amount of Relevant Turnover and any Earn-out Payments, which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert's written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

4.11
Each party shall bear its own costs in relation to the Expert. The Expert's fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert directs.

5	Buyer Covenants

5.1
The Buyer undertakes with the Sellers to procure (so far as it is lawfully able and to the extent it is within its power and control) that (save with the prior consent of the Sellers not to be unreasonably withheld or delayed) during the Earn-out Period:

5.1.1
no avoidable change is made to the business of the Company an intention of which is to reduce the Relevant Turnover of the Company provided that if the effect of any such change is, for example, that the Company is no longer responsible for the publishing, distribution and/or development of interactive entertainment products in Europe (or there is a similar effect which would reduce the Relevant Turnover of the Company) then the parties shall discuss in good faith an appropriate adjustment of the relevant Lower Turnover Target and Upper Turnover Target ; and

5.1.2	nothing shall be done between the Company and the Buyer or any member of the Buyer’s Group with an intention of artificially reducing or distorting the turnover of the Company.

5.2	In order to further protect and safeguard the Sellers' potential entitlement to any Earn-out Payment, the Buyer hereby agrees and undertakes with the Sellers that during the Earn-out Period:

5.2.1
the business of the Company will be under the day to day management of the Sellers for so long as they are employed pursuant to their Service Agreements (subject always to the business of the Company being under the ultimate control and direction of the Buyer);

5.2.2
it will not do any act an intention of which is to materially adversely affect the ability or power of the Company to carry on its business in the same manner in which such business has been conducted prior to the date hereof;

5.2.3
the Buyer will use reasonable endeavours where reasonably practicable and in the interest of the Buyer’s Group to promote and support the business and interests of the Company, will act in good faith towards the Sellers having regard to the Sellers' interests hereunder, will procure that the Company's business is conducted on sound commercial principles and the Company shall not (unless there are commercial reasons or it is in the interests of the Company):

a)	enter into any contract or agreement other than on arm's length commercial terms; or

b)
part with or dispose of or licence or otherwise alienate the whole or any substantial part of its undertaking, property, assets, revenues or any interest therein by a single transaction or a series of transactions otherwise than in the normal and ordinary course of trading; or

c)	make any gift or enter into any material transaction at a material undervalue without receiving a commensurate benefit;

5.2.4
no resolution will be passed to wind up the Company or cause the Company to cease carrying on any part of its business, and no receiver, administrative receiver or administrator shall be appointed over the whole or any part of the assets or undertaking of the Company (save where the Company is unable to pay its debts as they fall due or pursuant to a bona fide reorganisation of the Buyer’s Group);

5.2.5
(other than where the Sellers are no longer employed by the Company) the Buyer will not require the Sellers to employ any person with a salary in excess of £50,000 or (other than in accordance with their terms and conditions or their employment contract) to terminate the employment of any employee with a salary in excess of £50,000, save where the Buyer reasonably considers that such appointment or removal is in the best interests of the Company;

5.2.6	the Buyer will not do any act an intention of which is to: (a) prevent the Company from supplying goods or services in the ordinary course of its business; or (b) divert any custom from the Company;

5.2.7
if Transcap agrees to help fund the Company’s working capital, the Buyer will use reasonable endeavours to procure that the Company is able to participate in the Transcap funding available to other members of the Buyer’s Group and the Buyer may consider extending the payment terms of royalty payments due by the Company to other members of the Buyer’s Group. However, in making any working capital available to the Company, the Buyer will take into account the interests of the Buyer’s Group as a whole (albeit that it will treat the Company no more prejudicially than any other member of the Buyer’s Group);

5.2.8
the Buyer will not impose management charges on the Company (other than on normal arms length commercial terms and at levels which would be consistent with levels of equivalent charges imposed on other members of the Buyer’s Group).

6.	Seller Covenants

Each of the Sellers undertakes to and covenants with the Buyer that he will (so far as he is lawfully able and to the extent it is within his power and control) during the Earn-Out Period:

not do anything to prejudice the Buyer’s ability to comply with its covenants set out in paragraph 5 above;

procure that the Company will comply with the Buyer’s requirements for participation in the Buyer’s Group banking arrangements and treasury procedures;

procure that the Company will comply with the Buyer’s requirements for participation in the finance arrangements of the Buyer, including without limitation, financial reporting requirements and budgeting compliance;

procure that the Company will not to do anything which results in costs or expenses which should properly have arisen or been included in a Financial Year being deferred or excluded from that year or any income due to the Company which should properly have arisen or been included in a later Financial Year being recognised in an earlier Financial Year;

(for so long as the business is under the day to day management of the Sellers) procure that the Company will continue to be run on sound long term commercial principles and in the best interests of the Company and the Buyer’s Group;

not waive any salary, bonus or other emoluments due to him as an employee of the Company;

consult with the Buyer in respect of all matters concerning strategic development and procure that the Company will not make any acquisition of any business or company or other undertaking or enter into any joint venture or partnership with any third party;

procure that the Company will not, without the prior consent of the Buyer (such consent not to be unreasonably withheld or delayed), in any Financial Year incur capital expenditure above £20,000;

procure that the Company will not employ or engage any employee or consultant whose aggregate gross remuneration (including benefits) is in excess of £75,000;

Each of the Sellers undertakes to and covenants with the Buyer that, during the Earn-Out Period, he will procure (so far as is lawfully able and to the extent it is within his power and control) that notice of termination by the Company shall not be given in respect of any service arrangements with any senior employee of the Company without the prior written consent of the Buyer.

Schedule 4 – Tax Covenant

1.	Interpretation

1.1	In this Schedule, the following definitions shall have the following meanings:

"Buyer’s Group"
means the Buyer and any other company or companies which either are or become after Completion, or have within the six years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any tax purpose;

"Buyer’s relief"
means:

(a)  any relief arising to the Company (other than the Losses) in respect of an event occurring or period ending on or before Completion which was taken into account in computing the provision for deferred tax in the Completion Accounts or in eliminating such provision, or was included as an asset or otherwise taken into account in the Completion Accounts

(b)  any relief arising to the Company in respect of an event occurring or period ending after Completion; and

(c)  any relief arising to any member of the Buyer’s Group (other than the Company);

“Corresponding Relief”
(a)  any relief arising as a result of a tax liability in respect of which the Sellers have made a payment under paragraph 2 of this Schedule 4 or for breach of any Taxation Warranty; or

(b)  any relief which:

(i)  was claimed in respect of any period prior to Completion;

(ii)  was disallowed by a tax authority in respect of such pre-Completion period so as to give rise to a tax liability in respect of which the Sellers have made a payment under paragraph 2 of this Schedule 4 or for breach of any Taxation Warranty; and

(iii)  is subsequently allowed by such tax authority and utilised in an accounting period of the Company after Completion; or

(c)  any relief arising as a result of or in connection with any deduction, withholding or tax referred to in paragraphs 5.2 and 6.1;

“Costs”	means obligations, liabilities, losses, costs (including reasonable legal costs but excluding internal management costs) and expenses (including tax) in each case of any nature whatsoever;

"event"
includes (without limitation) the death or the winding up or dissolution of any person, and any act, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

“Losses”	means the trading losses of the Company which arise in respect of an event occurring or period ending before Completion and which remain available at Completion;

“Over Provision”
means, applying the accounting policies, principles and practices in relation to the Completion Accounts

(i)  the amount by which any provision for Taxation in the Completion Accounts proves to be an over provision; and

(ii)  the amount by which any repayment of Taxation which is treated (or which could have been treated) as an asset in the Completion Accounts proves to be understated;

"relief"
includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any repayment of or saving of tax (including any repayment supplement or interest in respect of tax), and:

(a)   any reference to the use or set off of relief shall be construed accordingly and shall include use or set off in part; and

(b)   any reference to the loss of a relief shall include the absence, non-existence or cancellation of any such relief, or to such relief being available only in a reduced amount;

“Saving”
the reduction or elimination of any liability of any member of the Buyer’s Group to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under paragraph 2, by the use of any Sellers’ Relief or Corresponding Relief;

“Sellers’ relief”	any Relief other than a Buyer’s relief;

"tax"
includes (without limitation) corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, duties of customs and excise, petroleum revenue tax, rates, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings in the nature of taxation, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of any of them is recoverable from any other person;

"tax authority"	means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability;

"tax claim"
means:

(a)  the issue of any notice, demand, assessment, letter or other document by or on behalf of any tax authority or the imposition of any withholding of or on account of tax; or

(b)  the preparation or submission of any notice, return, assessment, letter or other document by the Buyer, the Company or any other person, from which it appears that a tax liability has been incurred by or will be imposed on the Company;

"tax liability"
means both a liability of the Company to make or suffer an actual payment of tax (or an amount in respect of tax) and also:

(a)  the loss of any relief falling within paragraph (a) of the definition of Buyer’s relief; and

(b)  the use or set off of any Buyer’s relief in circumstances where, but for such use or set off, the Company would have had an actual tax liability in respect of which the Buyer would have been able to make a claim against the Sellers under this Schedule, and, where paragraph (a) or (b) above applies, the amount that is to be treated for the purposes of this Schedule as a tax liability of the Company shall be determined as follows:

(i)   where the relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against tax, the tax liability shall be the amount of that relief so lost, used or set off;

(ii)  where the relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against income, profits or gains, the tax liability shall be, in the case of a relief which is used or set off, the amount of tax saved thereby and, in the case of a relief which is lost, the amount of tax which but for such loss would have been saved by virtue of the relief so lost, ignoring for this purpose the effect of reliefs (other than deductions in computing profits for the purpose of tax) arising in respect of an event occurring or period ending after Completion; and

(iii) where the relief that is the subject of the loss or setting off is a repayment of tax, the tax liability shall be the amount of the repayment that would have been obtained but for the loss, use or setting off;

“Tax Payment Date”	means, in relation to any Losses, nine months after the end of the accounting period of the relevant member of the Buyer’s Group in which such Losses are Utilised.

“Tax Relief Payment”
means a payment (if any) to the Sellers in Due Proportion in respect of the Losses which are Utilised by any member of the Buyer’s Group in any period following Completion and calculated in accordance with paragraph 14.

“Taxation Warranty”	a Warranty in Part 2 of Schedule 2

"Taxes Act"	means the Income and Corporation Taxes Act 1988.

Utilised	means used by the Buyer, the Company or any member of the Buyer’s Group to reduce their respective liability to Tax or obtain a repayment in respect of Tax.

1.2
Any reference to income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which for tax purposes are deemed to have been or are treated or regarded as earned, accrued or received on or before that date or in respect of that period.

1.3
Any reference to an event occurring on or before Completion shall be deemed to include a series or combination of events the first of which occurred on or before Completion within the ordinary course of business of the Company as carried on at Completion, and the second of which occurred after Completion outside the ordinary course of business of the Company as carried on at Completion.

1.4	Persons shall be treated as connected for the purposes of this Schedule if they are connected within the meaning of section 839 of the Taxes Act.

1.5
Any stamp duty which is charged or chargeable on any document executed prior to Completion which is necessary to establish the title of the Company to the asset or in the enforcement or production of which the Company is interested shall be deemed, together with any interest, fines or penalties relating to such stamp duty, to be a liability of the Company to make an actual payment of tax.

1.6	The rule known as the ejusdem generis rule shall not apply and accordingly:

a)	general words shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

b)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.7	In this Schedule, unless the context otherwise requires:

a)	references to persons include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

b)	the headings are inserted for convenience only and do not affect the construction of this Schedule;

c)	references to one gender include all genders;

d)	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted; and

e)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term.

1.8
All payments made by the Sellers to the Buyer or by the Buyer to the Sellers under this Schedule, other than payments of interest, shall so far as possible be made by way of adjustment to the consideration for the sale of the Shares.

2	Covenant to pay

The Sellers hereby jointly and severally covenant with the Buyer (for itself and as trustee for its successors in title) to pay to the Buyer an amount equivalent to:

2.1	any tax liability arising in respect of, by reference to or in consequence of:

a)	any income, profits or gains earned, accrued or received on or before Completion;

b)	any event which occurs or occurred on or before Completion; and

c)	any failure to discharge or default in discharging any of the Sellers’ obligations under this schedule, including any failure to meet any relevant time limit;

2.2	any tax liability arising in respect of any inheritance tax which:

a)	is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

b)
after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company, being a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value if a charge on or power to sell, mortgage or charge any such shares or assets existed at Completion or would, if death had occurred immediately before Completion and the inheritance tax payable as a result of such death had not been paid, have existed at Completion; or

c)
arises as a result of a transfer of value occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of any participator in the Company;

2.3
any Costs reasonably and properly suffered or incurred by the Company as a result of, or in connection with, any claim being made against the Company in respect of or relating to tax under the terms of any agreement for the sale and purchase of shares or a business or part of a business entered into by the Company prior to Completion; or

2.4
any tax liability which is a liability to account for amounts in respect of income tax or National Insurance Contributions as a consequence of the Consideration or any part thereof paid to the Sellers pursuant to this Agreement being treated as remuneration.

3	Exclusions

The covenant contained in paragraph 2.1 shall not cover any tax liability nor shall the Sellers be liable for a breach of a Taxation Warranty to the extent that:

a)	provision in respect of that tax liability has been made in the Completion Accounts or the tax liability was paid or discharged before the Completion; or

b)
the tax liability arises or is increased as a result only of any increase in rates of tax, any change in legislation, any change in the judicial interpretation of any legislation or any change in the published practice of a tax authority in all cases which is announced and comes into force after Completion with retrospective effect; or

c)
the tax liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Company concerned at any time after Completion, except that this exclusion shall not apply where any such transaction, action or omission:

(i)	is carried out or effected pursuant to a legally binding commitment created on or before Completion, or which for some other reason could not reasonably have been avoided; or

(ii)	is carried out or effected in the ordinary course of business; or

d)
such tax liability would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of any member of the Buyer’s Group Company after Completion to make any claim or election or to give any notice or consent or to do any other thing in relation to Taxation which was taken into account in the Completion Accounts in circumstances where the Sellers have notified the Buyer in advance and in writing of all claims, elections, notices, consents, or any other things, the making, giving or doing of which will be or are assumed to have been taken into account in the Completion Accounts; or

e)
such tax liability would not have arisen but for a change in the accounting reference date of or of any accounting policies of any member of the Buyer’s Group Company other than any changes required to comply with UK generally accepted accounting principles in force at Completion; or

f)
such tax liability is in respect of the actual as opposed to the deemed earning, receipt or accrual for any Taxation purpose of any income, profit or gain which is not recognised in the Completion Accounts; or

g)
such tax liability or other liability would not have arisen but for the Company ceasing to carry on any trade or business after Completion or effecting a major change after Completion in the nature or conduct of any trade or business carried on by it; or

h)
such tax liability would not have arisen but for the withdrawal or amendment by the Company after Completion of any claim election, surrender, disclaimer, notice or consent made by the Company on or before Completion or in respect of any accounting period ending on or before Completion; or

i)
such tax liability would not have arisen but for the withdrawal or amendment by the Company after Completion of any claim, election, surrender, disclaimer, notice or consent made by the Company on or before Completion or in respect of any accounting period ending on or before Completion in circumstances where the relevant claims, elections, surrenders, disclaimers, notices or consents which have been made given or done by the Company in respect of such periods are apparent from the documents provided to the Buyer in the Disclosure Letter; or

j)	such tax liability would not have arisen but for any failure by the Buyer or the Company to comply with its obligations under this Schedule 4; or

k)	such tax liability would not have arisen but for any failure or delay by the Buyer in paying over to any taxation authority any payment previously made by the Sellers under this Schedule 4; or

l)	such tax liability is increased as a result of the average rate of corporation tax of the Company increasing as a result of becoming associated with the Buyer; or

m)	a Sellers’ relief is available (or is made available) at no cost to the Company to be used against the liability in question.

4	Costs and expenses

The covenant contained in this Schedule shall extend to all Costs incurred by the Buyer or the Company in connection with a claim for which the Sellers are liable under this Schedule or in connection with the subject matter of any such claim, including in connection with any action taken as referred to in paragraph 7 and any satisfaction or settlement of a tax liability in accordance with that paragraph.

5	Withholdings/deductions from covenant payments

5.1	All sums payable by the Sellers under this Schedule (other than interest payable under paragraph 8.6) shall be paid without set-off or counterclaim.

5.2
All sums payable by the Sellers under this Schedule (other than interest payable under paragraph 8.6) shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Sellers shall pay such additional amount as shall be required to ensure that the net amount received by the Buyer under this Schedule will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

6	Tax on covenant payments

6.1
If any tax authority brings into charge to tax any sum paid to the Buyer under this Schedule (other than interest payable under paragraph 8.6) including in circumstances where any relief is available in respect of such charge to tax), then the Sellers shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under this Schedule save to the extent that any such amounts are increased solely as a result of the Buyer assigning the benefit of this Schedule.

6.2
Paragraph 6.1 shall apply in respect of any amount deducted or withheld as contemplated by paragraph 5.2 as it applies to sums paid to the Buyer, save to the extent that in computing the tax chargeable the Buyer is able to obtain a credit for the amount deducted or withheld.

7	Notification of claims and conduct of disputes

7.1
If the Buyer becomes aware of any tax claim relevant for the purposes of this Schedule, the Buyer shall give, or shall procure that notice of that tax claim is given, to the Sellers as soon as reasonably practicable and in any event within 15 Business Days of the Buyer so becoming aware and shall (subject to paragraphs 7.2 and 7.3) take (or shall procure that the Company shall take) such action as the Sellers may reasonably request to dispute, resist, appeal, compromise or defend the tax claim and any adjudication in respect thereof including applying to postpone (so far as legally possible) the payment of any taxation. The written notice of the tax claim given to the Sellers will, in reasonable detail, explain the tax claim and the tax liability to which the tax claim relates (including, without limitation, an explanation as to how such tax liability may give rise to a claim under this Schedule 4), where possible, give an estimate of the amount thereof and show how the estimate was calculated.

7.2	The Buyer shall not be required to take any action pursuant to paragraph 7.1:

(a)	unless the Buyer and the Company is each promptly indemnified to the Buyer’s reasonable satisfaction by the Sellers against all Costs and additional tax that may be thereby incurred; or

(b)
if, in the Buyer's reasonable opinion, the action is likely to affect adversely either the future liability of the Buyer, the Company to tax or the relation of any of them or of any person connected with any of them with a tax authority; or

(c)
which involves contesting a tax claim beyond the first appellate body (excluding the tax authority which has made the tax claim) in the jurisdiction concerned unless the Sellers obtain (at the Sellers’ Cost) the opinion of tax counsel of at least ten years’ call that it is reasonable in all circumstances to make such an appeal.

7.3
If the Sellers do not request the Buyer to take any appropriate action within twenty eight days of notice to the Sellers, or no action is required to be taken by virtue of any of the provisions of paragraph 7.2, the Buyer shall be free to satisfy or settle (or to allow the Company to satisfy or settle) the relevant tax liability on such terms as it may in its absolute discretion, exercised in good faith, think fit.

8	Due date of payment and interest

8.1
Where a claim under this Schedule relates to a liability to make or suffer an actual payment or increased payment of tax or an amount in respect thereof, the Sellers shall pay to the Buyer the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule and the third Business Day prior to:

(a)
in the case of tax in respect of which there is no provision for payment by instalments, the latest date on which the tax in question can be paid to the relevant tax authority in order to avoid a liability to interest or penalties accruing; or

(b)
in the case of tax in respect of which there is provision for payment by instalments, each date on which an instalment of such tax becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid, such proportion to be notified by the Buyer to the Sellers at least five Business Days prior to each such date);

Provided that, if the date on which tax to which this paragraph applies can be recovered is deferred following application to the appropriate authority and the Sellers indemnify the Buyer, the Company to the Buyer’s reasonable satisfaction in accordance with paragraph 7.2, the date for payment by the Sellers shall be the earlier of the date on which the tax becomes recoverable by the relevant tax authority (notwithstanding any initial deferral) and such date when the amount of tax is finally and conclusively determined. For this purpose, an amount of tax shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section is made, or a decision of a court or tribunal is given or any binding agreement or determination is made from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

8.2
Where a claim under this Schedule relates to the loss or set off of a repayment of tax, the Sellers shall pay to the Buyer the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule and the date when such repayment would have been due were it not for such loss or setting off.

8.3
Where a claim under this Schedule relates to the loss, use or set off of any Buyer’s relief other than a repayment of tax, the Sellers shall pay to the Buyer the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule, and:

(a)
in the case of a relief which is used or set off, the date or dates referred to in paragraph 8.1(a) or 8.1(b) that would have applied to the tax saved by the use or set off of the relief if that tax had been payable; or

(b)
in the case of a relief which is lost, the date or dates referred to in paragraph 8.1(a) or 8.1(b) that apply to the tax which but for such loss would have been saved by virtue of such relief, ignoring for this purpose the effect of reliefs (other than deductions in computing profits for the purposes of tax) arising in respect of an event occurring or period ending after Completion.

8.4
Where a claim under this Schedule relates to Costs of the type referred to in paragraph 2.3 above, the Sellers shall pay to the Buyer the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business Days after demand is made therefor under this Schedule and the fifth Business Day prior to the date when the Company becomes liable to pay or incur such Costs under the relevant sale and purchase agreement.

8.5
Paragraphs 8.1, 8.2, 8.3 and 8.4 shall apply to any additional amount payable under paragraphs 4, 5 and 6 so that such amount shall be paid on the later of the date ten Business Days after demand is made therefor by or on behalf of the claimant and such other date or dates determined under paragraphs 8.1, 8.2, 8.3 and 8.4 in relation to the tax, relief or Costs to which the claim under paragraph 2 in respect of which such additional amount is due, relates.

8.6
Any sum not paid by the Sellers on the due date for payment specified in this paragraph 8 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 3 per cent. per annum over the base rate of Barclays Bank Plc (or in the absence of such rate at such similar rate as the Buyer shall select) from the due date to and including the day of actual payment of such sum. Such interest shall be paid on the demand of the Buyer.

9	Recovery from third parties

9.1
If any payment is made by the Sellers under this Schedule in full discharge of a liability which arises under this Schedule in respect of a tax liability and the Buyer or the Company subsequently receives from any person other than the Buyer, the Company or any person connected with any of them a payment or relief in respect of the tax liability in question (which payment or relief is received by virtue of a legal right), the Buyer shall pay to the Sellers an amount equal to the amount received or the amount that the Buyer or the Company will save by virtue of the receipt of the relief (less the amount of all Costs incurred in obtaining such payment or relief, and net of any tax payable on the amount received) to the extent that the payment to the Sellers does not exceed the payment originally made by the Sellers (net of any tax suffered thereon), and to the extent that the right to such payment or relief is not prejudiced thereby.

9.2
Where the Buyer or the Company receives a relief as referred to in paragraph 9.1, a payment shall be made to the Sellers within 10 Business Days of the date on which the tax that would have been payable but for the relief would have become recoverable by the appropriate tax authority. Such payment shall not be made to the extent that, but for the use of such relief, the Company would have had an actual tax liability in respect of which the Buyer would have been able to make a claim against the Sellers under this Schedule.

9.3
The provisions of paragraph 8.6 shall apply to payments under this paragraph 9 as if references to the Buyer were substituted with references to the Sellers and vice versa and subject to any other necessary modifications.

10	Secondary liabilities

10.1
The Sellers covenant with the Buyer to pay to the Buyer an amount equivalent to any tax or any amount on account of tax which the Company, or any other member of the Buyer’s Group, is required to pay as a result of a failure by any member of the Sellers to discharge that tax.

10.2
The Buyer covenants with the Sellers to pay to the Sellers an amount equivalent to any tax or any amount on account of tax which the Sellers are required to pay as a result of a failure by the Company, or any other member of the Buyer’s Group, to discharge that tax.

10.3	The covenants contained in paragraphs 10.1 and 10.2 shall:

(a)	extend to any Costs incurred in connection with such tax or a claim under paragraphs 10.1 or 10.2 as the case may be;

(b)
(in the case of paragraph 10.2) not apply to tax to the extent that the Buyer could claim payment in respect of it under paragraph 2, except to the extent a payment has been made pursuant to paragraph 2 and the tax to which it relates was not paid by the Company; and

(c)
not apply to tax to the extent it has been recovered under any relevant statutory provision (and the Buyer or the Sellers as the case may be shall procure that no such recovery is sought to the extent that payment is made hereunder).

10.4
Paragraphs 6, 7 and 8 (tax on covenant payments, conduct of disputes and due date for payment) shall apply to the covenants contained in paragraphs 10.1 and 10.2 as they apply to the covenants contained in paragraph 2, replacing references to the Sellers by the Buyer (and vice versa) where appropriate, and making any other necessary modifications.

11	Management of pre-completion tax affairs

Interpretation

11.1	In this paragraph 11 and in paragraph 12:

"accounting period"	means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of tax, are measured or determined;

"pre-Completion tax affairs"	means the tax affairs of the Company for which the Sellers are responsible under this paragraph 11;

"tax documents"	means the tax returns, claims and other documents which the Sellers are required to prepare on behalf of the Company under paragraphs 11.2(a) and 11.2(b);

"tax return"
means any return required to be made to any tax authority of income, profits or gains or of any other amounts or information relevant for the purposes of tax, including any related Completion Accounts, computations and attachments; and

"time limit"
means the latest date on which a tax document can be executed or delivered to a relevant tax authority either without incurring interest or a penalty, or in order to ensure that such tax document is effective.

Rights and Obligations of the Sellers

11.2
Subject to and in accordance with the provisions of this paragraph the Sellers or their duly authorised agents shall, in respect of all accounting periods ending on or before Completion, and at the Company’s cost:

(a)	prepare the tax returns of the Company;

(b)	prepare on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of tax; and

(c)
(subject to paragraph 7) deal with all matters relating to tax which concern or affect the Company, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any tax documents.

11.3
Except with the Buyer's written consent, the Sellers shall not, and shall procure that its duly authorised agents do not, prepare any tax document (or any similar document relating to the tax affairs of the Sellers or any company under its control) which comprises or includes a claim, election, surrender, disclaimer, notice or consent, or withdraw any such item unless the making, giving or withdrawal of it (as the case may be) either has been taken into account in preparing the Completion Accounts, or could not have any adverse effect on the liability to tax of the Company.

11.4
The Sellers or their duly authorised agents shall deliver all tax documents to the Buyer for authorisation, signing and submission to the relevant tax authority. If a time limit applies in relation to any tax document, the Sellers shall ensure that the Buyer receives the tax document no later than 10 Business Days before the expiry of the time limit.

11.5
If the Sellers or their duly authorised agent fails to deliver a tax document to which a time limit applies to the Buyer within the period specified in paragraph 11.4, and such tax document is a tax return or is otherwise material to the tax position of the Company, then:

(a)	the Sellers shall notify the Buyer of such failure as soon as is practicable;

(b)	the Buyer shall be permitted to arrange for the preparation and submission of the tax document (but shall not be liable for any failure to do so); and

(c)	(for the avoidance of doubt) paragraph 2.1(c) shall apply in respect of such failure.

11.6	The Sellers shall procure that:

(a)	the Buyer is kept fully informed of the progress of all matters relating to the pre-Completion tax affairs;

(b)	the Buyer promptly receives copies of all written correspondence with any tax authority insofar as it is relevant to the pre-Completion tax affairs;

(c)	no tax document is submitted to any tax authority which is not, so far as the Sellers are aware, complete, true and accurate in all respects, and not misleading; and

(d)
no Material Correspondence is submitted to, or any Material Agreement reached with, any tax authority without the prior approval of the Buyer (such approval not to be unreasonably withheld or delayed).

For the purposes of sub-paragraph 11.6(d) above, Material Correspondence and Material Agreements are tax documents, other correspondence and agreements which the Sellers consider or ought reasonably to consider may be of material importance to the Buyer as regards either the future relationship with the tax authority concerned, or the future liability to tax, of the Buyer or the Company.

11.7
The Sellers agree to devote reasonable resources to dealing with pre-Completion tax affairs, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable. Following such date the Sellers and their agents shall cease to be responsible for, or to have power or authority to deal with, pre-Completion tax affairs on behalf of the Company but shall pay to the Buyer the amount of any reasonable costs and expenses thereafter incurred in conducting such affairs.

Obligations of the Buyer

11.8	The Buyer shall procure that:

(a)
the Sellers and their duly authorised agents are afforded such access (including the taking of copies) to the books, Completion Accounts and records of the Company and such other assistance as it or they reasonably require to enable the Sellers to discharge their obligations under paragraph 11.2 and to enable the Sellers to comply with their own tax obligations; and

(b)	the Sellers are sent a copy of any communication from any tax authority insofar as it relates to the pre-Completion tax affairs.

11.9
The Buyer shall (subject to paragraph 11.10 below and to compliance by the Sellers with the other provisions of this paragraph 11) be obliged to procure that the Company shall cause any tax document delivered to it under paragraph 11.4 to be authorised, signed and submitted to the appropriate tax authority.

Rights of the Buyer

11.10
The Buyer shall be under no obligation to procure the authorisation, signing, or submission to a tax authority of any tax document delivered to it under paragraph 11.4 which it considers in its reasonable opinion to be false, misleading, incomplete or inaccurate in any respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Sellers and its agents.

11.11	If the Buyer considers in its reasonable opinion that:

(a)
any tax document prepared by or on behalf of the Sellers pursuant to paragraph 11.2 is false, misleading, incomplete or inaccurate in any material respect (otherwise than as a result of the non-disclosure of information by the Buyer or the Company to the Sellers); or

(b)	the way in which the Sellers or their duly authorised agents are conducting or are proposing to conduct the pre-Completion tax affairs is improper or negligent or is likely to:

(i)	involve unreasonable delay in reaching agreement with a relevant tax authority; or

(ii)	prejudice the future relationship with the tax authority of the Buyer or the Company,

then, without prejudice to any rights or remedies available to the Buyer under this Schedule, the Buyer shall be entitled to serve notice on the Sellers terminating their authority to deal with pre-Completion tax affairs, whereupon the provisions of paragraph 10.7 shall apply as if the date referred to in that paragraph had passed.

12	Conduct of other tax affairs

12.1
Subject to paragraph 7, the Buyer or its duly authorised agents shall have sole conduct of all tax affairs of the Company which are not pre-Completion tax affairs and shall be entitled to deal with such tax affairs in any way in which it, in its absolute discretion, considers fit.

12.2
In respect of any accounting period commencing prior to Completion and ending after Completion (the "Straddle Period") the Buyer shall procure that the tax returns of the Company shall be prepared on a basis which is consistent with the manner in which the tax returns of the Company were prepared for all accounting periods ending prior to Completion.

12.3
The Buyer shall procure that the Company provide to the Sellers all tax returns relating to the Straddle Period no later than 20 Business Days before the date on which such tax returns are required to be filed with the appropriate tax authority without incurring interest or penalties. The Buyer shall further procure that the Company shall take the Sellers’ reasonable comments into account before those tax returns are submitted to the appropriate tax authority.

12.4	The Sellers shall provide such assistance as the Buyer shall reasonably request in preparing all tax returns relating to the Straddle Period.

13	Savings and Over Provisions

13.1	If any member of the Buyer’s Group obtains a Saving or it becomes apparent that an Over Provision has been made, the Saving or Over Provision (as the case may be) will be applied as follows:

a)	first, the amount of the Saving or Over Provision will be set off against any payment then due from the Sellers under this Schedule 4;

b)
secondly, to the extent that there is an excess, the Buyer will, within ten Business Days of a member of the Buyer’s Group obtaining a Saving or it becoming apparent that there is an Over Provision, as the case may be, pay to the Sellers the lesser of:

(i)	the amount of the excess; and

(ii)	any amount previously paid by the Sellers under this Schedule 4 (including for any breach of any Taxation Warranty);

c)
thirdly, and in the case of a Saving only where the Saving arises from the use of a Corresponding Relief, to the extent that the excess referred to in paragraph 13.1(b) is not exhausted, the remainder of that excess will carried forward and set off against any future liability of the Sellers under this Schedule 4 (including for any breach of any Taxation Warranty). For the avoidance of doubt, the Buyer shall have no obligation to make, and the Sellers shall have no right to receive any payment in excess of any amounts paid by the Sellers under this Tax Covenant.

13.2	The Buyer will procure that the Company uses any Sellers’ relief available to it which would give rise to a Saving as soon as it is reasonably practicable for the Company to do so.

13.3	The Buyer will inform the Sellers as soon as reasonably practicable after it or the Company becomes aware that the Company may obtain a Saving or that there may be an Over Provision.

13.4
If the parties cannot agree as to the existence and/or the quantum of any Saving or Over Provision or the date on which any Saving is obtained, such disagreement may be referred by either party to the Auditors for determination and, in making such determination, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties. The costs of the Auditors shall be borne as the Auditors shall determine having regard to the relative merits of the parties in respect of the disagreement and such determination as to costs will be conclusive and binding on the parties.

13.5
The provisions of paragraph 8.6 will apply to paragraph 13.1(b) as if references to the Buyer were substituted with references to the Sellers and vice versa and subject to any other necessary modifications.

14	Tax Relief Payments

14.1	The Buyer will inform the Sellers as soon as reasonably practicable after it or the Company becomes aware that any Losses may be Utilised.

14.2	If any member of the Buyer’s Group is able to Utilise Losses, the Buyer shall make a Tax Relief Payment to the Sellers.

14.3
The amount of such Tax Relief Payment shall be an amount equal to 80% of any relevant Losses which have been Utilised, multiplied by the rate of Corporation Tax payable by the relevant member of the Buyer’s Group on the taxable amounts against which such Losses have been Utilised.

14.4	Each Tax Relief Payment shall become payable on the Tax Payment Date which relates to the Losses in question.

14.5
If any Losses which have been Utilised are subsequently disallowed by HM Revenue & Customs (for whatever reason) the Sellers will repay to the Buyer the amount of any Tax Relief Payment made by the Buyer in respect of the amount of the relevant Losses which are disallowed. Such repayment shall be made by the Sellers within 15 Business Days of receipt of written notice from the Buyer that such Losses have been disallowed.

14.6
For the avoidance of doubt, notwithstanding the existence of any Losses at Completion, the Buyer shall be under no obligation to make any Tax Relief Payments unless (and only to the extent that) such Losses are Utilised.

14.7
The provisions of paragraph 8.6 will apply to paragraph 14.4 as if references to the Buyer were substituted with references to the Sellers and vice versa and subject to any other necessary modifications.

14.8
The Buyer shall provide the Sellers with copies of the tax returns and computations of the Company (or any company in the Buyer's Group which acquires the Company's business and assets) for all the accounting periods ending after Completion until the Losses are utilised.

14.9	To the extent permitted by law, the Buyer shall use the Losses in priority to any other reliefs which arise to the Company after Completion.

15	Illegality

If at any time any provision of this Schedule is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

16	Waiver

16.1
Subject to the foregoing provisions of this Schedule, no delay or omission of the Buyer in exercising any right or power under or pursuant to this Schedule shall impair such right or power or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time and no single or partial exercise of any such right or power shall preclude any other or further exercise of it or any other right or power. The rights and remedies of the Buyer provided in this Schedule are cumulative, may be exercised as often as such party considers appropriate, and are in addition to its rights and remedies under general law.

16.2
The rights and remedies of the Buyer under this Schedule shall not be affected, and the Sellers’ liabilities under this Schedule shall not, subject to compliance with the notice requirements in this Schedule and in this Agreement, be released, discharged or impaired, by the expiry of any limitation period prescribed by law.

17	Assignment

17.1	The Sellers agree and acknowledge that the Buyer shall be entitled at any time to assign, transfer or charge all or any of its rights under this Schedule.

17.2
If the Buyer assigns or transfers or charges any of its rights under this Schedule the Buyer will notify the Sellers as soon as practicable after such assignment, transfer or charge together with particulars of the assignee, transferee or chargee.

17.3
The Sellers shall from time to time upon request from the Buyer execute any agreements or other instruments (including, without limitation, any supplement or amendment to this Schedule) which may be required in order to give effect to or perfect any assignment, transfer or charge referred to in paragraph 15.1.

17.4
The Sellers shall not nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Schedule nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the Buyer, such approval not to be unreasonably withheld or delayed.

Schedule 5 - Games

Playstation Titles
Actua Soccer 3
Actua Golf 3
Actua Tennis
Actua Pool/Pool Shark
Actua Ice Hockey
Loaded
Re-Loaded
Hardcore 4x4
Buggy
Premier Manager 2000
N20
Motorhead
PC Titles Casino Poker
Casino Blackjack
Fragile Allegiance
Hardwar
Litil Divil
Motorhead
Normality
Realms of the Haunting
Slipstream 5000
Fatal Racing
Wild Metal Country
Prem Man 98
Soulbringer
Buggy
Pool Shark
Hardcore 4x4
Sand Warriors
Actua Golf
Actua Soccer 3
Actua Ice Hockey
Actua Tennis
Zool
Zool 2
K240 Gun Metal
Home Creative Studio

Schedule 6 – Limitations on the liability of the Sellers

1	Financial limits

The aggregate liability of the Sellers for all Claims, shall not exceed the aggregate amount of the Consideration actually received by the Sellers pursuant to this Agreement from time to time. For the avoidance of doubt, for the purposes of this paragraph, the value of the Consideration Shares is an amount equal to USD$20.00 per share.

2	Time limits

2.1
The Sellers shall not be liable for a Claim unless the Buyer gives each of the Sellers notice of such Claim (stating in reasonable detail the matter which gives rise to the Claim, the nature of the Claim and (so far as possible) a reasonable estimate of the amount claimed):

a)
in the case of a Claim for breach of any of the Warranties in part 2 of schedule 2 or under the Tax Covenant, within a period ending 28 days following the sixth anniversary of the accounting period in which Completion occurs; or

b)	in the case of any other Claim, on or before date which is 2 years from Completion.

2.2
A Claim notified in accordance with paragraph 2.1, which is not previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn and waived in full by the Buyer unless a letter of claim in respect of such Claim compliant with the pre-action protocol has been sent to the Sellers within the period of 9 months starting on the day such claim was notified to the Sellers.

3	General limits

The Seller shall not be liable in respect of a Claim (other than a claim under the Tax Covenant) and accordingly no such Claim may be brought:

3.1	to the extent that the matter, fact or circumstance giving rise to the Claim:

a)	is Disclosed;

b)	would not have arisen or occurred but for an act, omission or transaction done, made or carried out:

(i)
by the Sellers or the Company, or any of their employees or agents prior to Completion at the specific written request of or with the specific written consent of the Buyer and with actual knowledge that such act, omission or transaction would give rise to the relevant Claim; or

(ii)	by the Buyer or any of its directors, employees or agents at any time with actual knowledge that such act, omission or transaction would give rise to the relevant Claim;

other than where any such act, omission or transaction is carried out (i) in the ordinary course of the business of the Company, (ii) pursuant to a legally binding obligation to which the Company, the Buyer and/or any member of the Buyer’s Group is bound or (iii) to avoid or reduce any potential liability arising from any facts, matters or circumstances which would otherwise give rise to a Claim or increase the amount of any Claim;

c)
would not have arisen or occurred but for the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body, or a judgment passed, after the date of this Agreement and which takes effect retrospectively; or

d)	is specifically provided or reserved for in the Accounts or the Completion Accounts (and then only as to the amount of the specific provision or reserve).

3.2
where the matter giving rise to the Claim is capable of remedy without any damage, loss, liability, expense or prejudice to the Company, the Buyer or any member of the Buyer’s Group, until after notice of the breach is given to each of the Sellers and the matter is not remedied to the reasonable satisfaction of the Buyer (without any damage, loss, liability, expense or prejudice to the Company, the Buyer or any member of the Buyer’s Group arising as a result) within 20 days after the date on which such notice is served;

3.3
where the matter giving rise to the Claim is one for which the Buyer or the Company has a right of recovery under any policy of insurance (and only to the extent that the Buyer or the Company makes such a recovery and provided such recovery does not result in or increase any damage, loss, liability, expense or prejudice to the Company, the Buyer or any member of the Buyer’s Group or any material increase in any future insurance premiums);

3.4	where the loss or liability resulting from the Claim has been or is made good or otherwise compensated for at no expense to the Buyer or the Company;

3.5
which is contingent or unquantifiable unless and until either such contingent liability becomes an actual liability or such unquantifiable liability becomes quantifiable and, in either case, such liability is due and payable provided that this paragraph shall not operate to avoid a Claim in respect of any contingent liability made before the expiry of the period referred to in paragraph 2.1 of this Schedule if reasonable details of the Claim have been sent to the Sellers before the expiry of such period even if such liability shall not become an actual liability until after the expiry of the relevant period and in the case of a Claim based upon a contingent liability, the 9 month period referred to in paragraph 2.2 shall start on the date such liability becomes an actual liability;

4	Conduct of Claims and Recovery from Third Parties

4.1
This paragraph does not apply to regulate the conduct of Claims in relation to tax but it applies to regulate the conduct of all other Claims as set out below. All Claims or potential Claims in relation to tax shall be conducted in accordance with the Tax Covenant.

4.2
Without prejudice to the Buyer’s right to bring any Claim against the Sellers, the Sellers may require the Buyer at the expense of the Sellers to take and to procure that the Company takes all such reasonable steps or proceedings as the Sellers may in good faith consider reasonably necessary in order to avoid, resist, mitigate, compromise, defend or appeal against any Third Party Claim or to enforce any Third Party Recovery Right provided that:

(a)	the Buyer shall not be obliged to take nor procure that the Company take any such steps or proceedings if or to the extent that they would, in the reasonable opinion of the Buyer:

(i)	damage or prejudice the Company, the Buyer or any member of the Buyer’s Group or their business interests, goodwill or connections ; or

(ii)	adversely prejudice the relevant Third Party Claim or Third Party Recovery Right;

(b)
the Sellers shall indemnify the Company and the Buyer on demand against any and all costs and expenses incurred in connection with the taking of those steps or proceedings and provide the Buyer with such security as to payment of such sums as the Buyer may reasonably require; and

(c)	the Sellers shall discuss and use all reasonable endeavours to agree any such proposed course of action with the Buyer prior to requiring the Buyer or the Company to undertake the same.

(d)
If the Sellers do not take any action or fail to indemnify and give security as aforesaid within 14 days of notice being given to them, the Buyer and the Company shall be free to avoid, resist, mitigate, compromise, defend or appeal against any Third Party Claim or enforce any Third Party Recovery Right as they wish.

4.3
If any sum is recovered by the Buyer or any member of the Buyer’s Group from a third party under a Third Party Recovery Right, unless the Buyer has paid any amount pursuant to this Schedule in respect of the same, any Claim by the Buyer or any member of the Buyer’s Group in respect of any loss, damage or liability to which that sum relates shall be reduced (without prejudice to any other limitations on the liability of the Sellers referred to in this Schedule 6) by the amount of the sum recovered from the third party which is directly attributable to the subject matter of the relevant Claim after deducting from it all costs, charges and expenses incurred and not recovered by the Buyer or any member of the Buyer’s Group (as the case may be) in recovering that sum from the third party.

4.4	Notwithstanding the preceding provisions of this paragraph 4:

(a)	no failure by the Purchaser to give any notice required under this paragraph 4 shall relieve the Sellers of any liability under this Agreement; and

(b)
the Sellers may not exercise any right pursuant to paragraph 4.2 of this Schedule unless they first admit in writing that the relevant Claim is one in respect of which the Buyer is entitled to be compensated under the terms of this Agreement.

4.5	For the purposes of this paragraph 4:

(a)	“Third Party Claim” means any claim by a third party against the Company and/or the Buyer’s Group which will or is likely to give rise to a Claim; and

(b)
“Third Party Recovery Right” means any right to which the Buyer or a member of the Buyer’s Group is or becomes entitled (whether under any insurance or by way of payment, discount, credit, set off, counterclaim or otherwise) to recover from any third party any material sum in respect of any loss, damage or liability which is or is likely to be the subject of a Claim.

5	Remedies and rescission

5.1	The Buyer acknowledges that, save in the case of fraud:

a)
its sole remedy for any Claim (other than a claim under the Tax Covenant) or any other claim under this Agreement shall be damages (subject to the provisions of this Schedule 6) and the Buyer waives any other right, power or remedy which it might otherwise have relating to any such claim; and

b)
no breach of any provision of this Agreement shall entitle the Buyer to rescind this Agreement or treat it as having been terminated and, save as aforesaid and to the fullest extent permitted by law, the Buyer waives all such rights of rescission and termination in respect of this Agreement howsoever arising.

6	No double claim

The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution (whether under the Warranties, Tax Covenant or otherwise) more than once in respect of the same liability or loss.

7	Duty to mitigate

Nothing in this schedule restricts or limits the Buyer's general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim (other than a claim under the Tax Covenant).

SIGNED by BARRY HATCH	) )

SIGNED by IAN CLIFFORD STEWART	) )

SIGNED by duly authorised for and on behalf of GREEN SCREEN INTERACTIVE SOFTWARE LLC	) ) ) )

Appendix A

“ZDP Financial Forecast 2008- 2009 March 08 V4 Detail.xls (2MB)”

“ZDP 3 Year P&L Forecast 08-11.xls (55KB)”